Exhibit 2.1
Execution version

STOCK PURCHASE AGREEMENT

among

ANGLOGOLD ASHANTI NORTH AMERICA INC.,

ANGLOGOLD ASHANTI USA INCORPORATED,

ANGLOGOLD ASHANTI (COLORADO) CORP.,

GCGC LLC,

and

NEWMONT MINING CORPORATION

and, solely as contemplated by Section 10.12,
ANGLOGOLD ASHANTI LIMITED

Dated as of June 8, 2015

TABLE OF CONTENTS

Page
ARTICLE I

 Prior to Closing

ARTICLE II

 Purchase and Sale of the Purchased Shares; Closing

ARTICLE III

Representations and Warranties
 Relating to Seller, AGA-USA, AGA, the JV Entities and the Purchased Shares

ARTICLE IV

 Representations and Warranties Relating to the JV Entities

i

ARTICLE V

 Representations and Warranties of Purchaser

SECTION 5.01.	Organization, Standing and Power	29
SECTION 5.02.	Authority; Execution and Delivery; and Enforceability	29
SECTION 5.03.	No Conflicts; Consents	30
SECTION 5.04.	Proceedings	30
SECTION 5.05.	Securities Act	30
SECTION 5.06.	Availability of Funds	30

ARTICLE VI

 Covenants

ARTICLE VII

 Conditions Precedent

SECTION 7.01.	Conditions to Each Party’s Obligation	44
SECTION 7.02.	Conditions to Obligation of Purchaser	45
SECTION 7.03.	Conditions to Obligation of Seller	46
SECTION 7.04.	Frustration of Closing Conditions	47

ARTICLE VIII

 Termination, Amendment and Waiver

SECTION 8.01.	Termination	47
SECTION 8.02.	Effect of Termination	47
SECTION 8.03.	Amendments and Waivers	48

ARTICLE IX

 Indemnification

ARTICLE X

 General Provisions

SECTION 10.11.	Waiver of Jury Trial	68
SECTION 10.12.	AGA	68
SECTION 10.13.	Specific Enforcement	68

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Net Smelter Returns Royalty

TABLE OF DEFINED TERMS

Term	Section
Accounting Firm	Section 2.04(b)
Acquisition	Section 2.01
Adjusted Accounting Principles	Section 2.04(i)
Adjusted Purchase Price	Section 2.04(g)
Adjustment Amount	Section 2.04(i)
Adjustment Time	Section 2.04(i)
affiliate	Section 10.05(b)
AGA	Preamble
AGA Consolidated Group	Section 10.05(b)
AGA Guaranty	Section 4.20
AGA Insurance Policy	Section 6.12(c)
AGA Parties	Section 10.05(b)
AGA Subsidiary	Section 10.05(b)
AGA-USA	Preamble
Agreement	Preamble
Allocation Schedule	Section 2.05(c)
Allocation Schedule Notice of Disagreement	Section 2.05(c)
Applicable Law	Section 3.03(a)
Assumed Employee Liabilities	Section 6.07(g)
Assumed JV Liabilities	Section 1.01(a)(iii)
Assumed Liabilities	Section 2.05(b)
CC&V	Recitals
CERCLA	Section 10.05(b)
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Closing Date Amount	Section 2.03(a)(i)
COBRA	Section 6.07(e)
Code	Section 10.05(b)
Company	Preamble
Company Contracts	Section 10.05(b)
Company Employee	Section 1.06(d)
Company Intellectual Property Rights	Section 4.06(a)
Company Leased Mining Claim	Section 4.05(e)
Company Leased Property	Section 4.05(h)
Company Leased Real Property	Section 4.05(b)
Company Material Adverse Effect	Section 10.05(b)
Company Owned Property	Section 4.05(f)
Company Owned Real Property	Section 4.05(a)
Company Patented Mining Claim	Section 4.05(c)
Company Properties	Section 4.05(h)
Company Property	Section 4.05(h)
Company Shares	Recitals

v

Term	Section
Company Subsidiary	Section 10.05(b)
Company Unpatented Mining Claim	Section 4.05(d)
Comparable Position	Section 6.07(a)
Confidentiality Agreement	Section 6.03
Consent	Section 3.03(c)
Continuation Period	Section 6.07(a)
Contracts	Section 10.05(b)
Deductible Amount	Section 9.02(b)(i)
Delayed Transfer Assets	Section 1.04
Designated Matters	Section 9.10(j)
Designated Matters Claim	Section 9.10(d)(i)
Designated Matters Loss	Section 9.10(j)
Designated Matters Recovery	Section 9.10(j)
DOJ	Section 6.04(c)
Environmental Law	Section 10.05(b)
ERISA	Section 4.13(a)
Estimated Adjustment Amount	Section 2.02(b)
Excluded Liabilities	Section 1.03(b)
Financial Statements	Section 4.03(a)
Financing	Section 5.06
FTC	Section 6.04(c)
GCGC	Preamble
GCGC Interests	Recitals
GCGC Transfer	Section 1.01(c)
Governmental Approval	Section 10.05(b)
Governmental Entity	Section 10.05(b)
HSR Act	Section 10.05(b)
IFRS	Section 10.05(b)
including	Section 10.05(b)
Income Tax	Section 10.05(b)
Income Tax Return	Section 10.05(b)
Indebtedness	Section 2.04(i)
indemnified party	Section 9.06(a)
Intellectual Property Rights	Section 10.05(b)
Intercompany Settlement	Section 1.01(b)(ii)
Judgment	Section 3.03(a)
JV	Recitals
JV Agreement	Recitals
JV Assets	Section 1.02
JV Contract	Section 1.01(a)(i)
JV Employee	Section 1.06(d)
JV Entity	Section 10.05(b)
JV Entity Returns	Section 6.08(b)
JV Insurance Policies	Section 4.10

Term	Section
JV Liabilities	Section 1.03(a)
JV Transfer Date	Section 1.01(a)
JV Transfer Documents	Section 1.07
JV Transfer Time	Section 1.01(a)
JV Transfers	Section 1.01(a)
LeClair	Section 10.05(b)
Liabilities	Section 1.03(a)
Lien	Section 10.05(b)
Losses	Section 9.02(a)
Matoa	Section 10.05(b)
Mine	Section 10.05(b)
Net Cash Amount	Section 2.04(i)
Net Designated Matters Amount	Section 9.10(j)
Net Smelter Returns Royalty	Section 1.01(d)
Notice of Disagreement	Section 2.04(b)
Pension Plan	Section 4.13(a)
Permits	Section 3.01
Permitted Liens	Section 10.05(b)
person	Section 10.05(b)
Post-Closing Tax Period	Section 10.05(b)
Post-Signing Contracts	Section 4.07(a)
Pre-Closing Tax Period	Section 10.05(b)
Proceeding	Section 3.05
Purchase Price	Section 2.01
Purchased Assets	Section 2.05(b)
Purchased Shares	Section 2.01
Purchaser	Preamble
Purchaser Benefit Plans	Section 6.07(a)
Purchaser Indemnitee	Section 10.05(b)
Purchaser Material Adverse Effect	Section 5.01
Purchaser Welfare Plans	Section 6.07(e)
Purchaser’s 401(k) Plan	Section 6.07(d)
Records	Section 6.11
Registered Intellectual Property	Section 10.05(b)
Regulated Substances	Section 10.05(b)
Restructuring	Section 10.05(b)
RMGI	Section 1.01(b)(i)
RMGI Note	Section 1.01(b)(i)
RMGI Real Estate	Section 1.01(b)(i)
Royalty	Section 4.05(j)
R&W Insurance Policy	Section 10.05(b)
Section 336(e) Agreement	Section 2.06
Section 336(e) Election	Section 2.06
Section 336(e) Election Statement	Section 2.06

Term	Section
Section 338(h)(10) Election	Section 2.05(a)
Securities Act	Section 10.05(b)
Seller	Preamble
Seller 401(k) Transfer	Section 6.07(d)
Seller Benefit Plans	Section 4.13(a)
Seller Fundamental Representation	Section 9.02(b)(i)
Seller Indemnitee	Section 10.05(b)
Seller Material Adverse Effect	Section 3.01
Seller’s 401(k) Plan	Section 6.07(d)
Specified Compensation and Benefits	Section 6.07(a)
Statement	Section 2.04(a)
Straddle Period	Section 10.05(b)
subsidiary	Section 10.05(b)
Tax Proceeding	Section 9.06(d)(i)
Tax Returns	Section 10.05(b)
Taxes	Section 10.05(b)
Taxing Authority	Section 10.05(b)
Third Party Claim	Section 9.06(a)
Total Consideration	Section 2.05(b)
Transaction Documents	Section 10.05(b)
Transactions	Section 10.05(b)
Transferred JV Assets	Section 1.01(a)(ii)
Transition Services Agreement	Section 2.03(c)
Unaudited Annual Financial Statements	Section 4.03(a)
Unaudited Quarterly Financial Statements	Section 4.03(a)
U.S.	Section 4.05(g)
Voting Company Debt	Section 4.02(a)

SCHEDULES

Schedule 1.01(a)(i)	JV Contracts
Schedule 1.01(b)(i)	RMGI Real Estate
Schedule 1.05(b)	Intercompany Contracts
Schedule 1.06(b)	JV Employees
Schedule 1.06(d)(i)(B)	JV Related AGA or AGA Subsidiary Employees
Schedule 1.06(d)(i)(C)	Other AGA or AGA Subsidiary Employees
Schedule 2.04	Adjusted Accounting Principles
Schedule 3.03	Conflicts; Consents
Schedule 4.03	Financial Statements
Schedule 4.04	Liens on Assets Other than Real Property Interests
Schedule 4.05(a)	Company Owned Real Property
Schedule 4.05(b)	Company Leased Real Property
Schedule 4.05(c)	Company Patented Mining Claims
Schedule 4.05(d)	Company Unpatented Mining Claims
Schedule 4.05(e)	Company Leased Mining Claims
Schedule 4.05(f)	Liens on Company Owned Property
Schedule 4.05(j)	Royalties
Schedule 4.06	Company Intellectual Property Rights
Schedule 4.07	Company Contracts
Schedule 4.09	Permits
Schedule 4.10	JV Insurance Policies
Schedule 4.11	Taxes
Schedule 4.12	Proceedings
Schedule 4.13	Benefit Plans
Schedule 4.14	Changes or Events
Schedule 4.15	Applicable Laws
Schedule 4.16	Environmental Laws
Schedule 4.20	AGA Guarantees
Schedule 6.01	Conduct of Business
Schedule 6.01(a)(xi)	Capital Expenditure Budget
Schedule 6.07(c)(1)	Specific Severance Benefits
Schedule 6.07(c)(2)	General Severance Benefits

STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of June 8, 2015, among AngloGold Ashanti North America Inc., a Colorado corporation (“Seller”), AngloGold Ashanti USA Incorporated, a Delaware corporation (“AGA-USA”), AngloGold Ashanti (Colorado) Corp., a Delaware corporation (the “Company”), GCGC LLC, a Colorado limited liability company (“GCGC”), and Newmont Mining Corporation, a Delaware corporation (“Purchaser”), and, solely as contemplated by Section 10.12, AngloGold Ashanti Limited, a South African public company (“AGA”).

WHEREAS Seller currently owns all the issued and outstanding shares of common stock of the Company (the “Company Shares”);

WHEREAS AGA-USA currently owns all the issued and outstanding limited liability company interests of GCGC (the “GCGC Interests”);

WHEREAS the Company and GCGC currently own 99.9% and 0.1%, respectively, of Cripple Creek & Victor Gold Mining Company (“CC&V” or the “JV”), and the Company manages and operates the JV and the Mine for the benefit of itself and GCGC pursuant to the terms of the Amended and Restated Joint Venture Agreement dated as of January 1, 1991, as amended on June 7, 2015 (the “JV Agreement”); and

WHEREAS Purchaser desires to purchase 100% of the Company following the Restructuring.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

Prior to Closing

SECTION 1.01.  Transactions to be Effected Prior to Closing.  (a)  The JV Transfers.  On the terms and subject to the conditions set forth in this Agreement, at the close of business (the “JV Transfer Time”) on the business day immediately preceding the Closing Date (the “JV Transfer Date”), the AGA Parties shall cause the following transactions to occur (collectively, the “JV Transfers”):

(i)  each applicable AGA Subsidiary shall assign, transfer, convey and deliver to the Company for no consideration, and the Company shall accept from such AGA Subsidiary, all of such AGA Subsidiary’s right and interest in, to and under each Contract listed in Schedule 1.01(a)(i) to which such AGA Subsidiary is a party (each such contract, a “JV Contract”), except for any Delayed Transfer Assets;

(ii)  each applicable AGA Subsidiary shall assign to the Company for no consideration all its rights, title and interest in and to each tangible and intangible asset, property, privilege, right, interest and claim, of every type and description, that is used or is held for use in the business and operation of the Mine and is owned, leased or held by such AGA Subsidiary, respectively, other than the intercompany receivables described in Section 1.01(b), the RMGI Real Estate and the JV Contracts (such assets, properties, privileges, rights, interests and claims, together with the RMGI Real Estate and the JV Contracts, collectively, the “Transferred JV Assets”); and

(iii)  if any JV Liabilities are Liabilities of any AGA Subsidiary as of immediately prior to the JV Transfer Time, the Company shall irrevocably assume and agree to faithfully pay, perform and discharge when due all such JV Liabilities (the JV Liabilities to be assumed by the Company pursuant to this Section 1.01(a)(iii), collectively, the “Assumed JV Liabilities”).

(b)            Intercompany Settlement.  Prior to Closing: (i) Rocky Mountain Gold Innovations Inc. (“RMGI”) shall assign to the Company all its rights, title and interest in and to the real property held by RMGI and listed in Schedule 1.01(b)(i) (the “RMGI Real Estate”) for consideration in the form of a promissory note in the amount of $3,300,000 (the “RMGI Note”); and (ii) the AGA Parties shall take all steps necessary to fully satisfy, cancel, discharge or release all intercompany receivables and payables between the Seller or any other AGA Subsidiary, on the one hand, and any JV Entity, on the other hand, including the RMGI Note (the “Intercompany Settlement”), other than any receivables or payables under the Net Smelter Returns Royalty.

(c)            GCGC Transfer.  Immediately following the Intercompany Settlement, AGA-USA shall contribute all the GCGC Interests to Seller in consideration for one share of common stock of Seller, and Seller shall subsequently contribute all the GCGC Interests to the Company in consideration for one Company Share (collectively, the “GCGC Transfer”).  Upon the GCGC Transfer, Seller shall be the record and beneficial owner of 100% of the Company Shares.

(d)            Net Smelter Returns Royalty.  Immediately following the GCGC Transfer, the Company and Seller shall enter into, execute and deliver the Net Smelter Returns Royalty, substantially in the form attached as Exhibit B hereto (the “Net Smelter Returns Royalty”).  During the period following the date of this Agreement through the GCGC Transfer, the parties shall cooperate in good faith to prepare a mutually agreeable final form of Schedule B to the Net Smelter Returns Royalty containing the information referenced therein.

SECTION 1.02.  JV Assets.  For purposes of this Agreement, “JV Assets” means (i) all assets, properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held or used by the JV Entities or in which any JV Entity has any right, title or interest immediately prior to, at or after the JV Transfer Time and (ii) the Transferred JV Assets.

SECTION 1.03.  JV Liabilities; Excluded Liabilities.  (a)  For purposes of this Agreement, “JV Liabilities” means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (collectively, “Liabilities”), of AGA, any AGA Subsidiary or any JV Entity to the extent arising out of or relating to the JV, the JV Assets or the Mine or the ownership, operation or conduct of the JV, the JV Assets or the Mine at any time prior to, at or after the JV Transfer Time, other than the Excluded Liabilities, which JV Liabilities shall include (in each case, other than the Excluded Liabilities):

(i)  all accounts payable and accrued liabilities arising out of or relating to the ownership, operation or conduct of the JV, the JV Assets or the Mine or otherwise in respect of the JV, the JV Assets or the Mine;

(ii)  all Liabilities arising as a result of at any time being the owner, lessee, lessor or occupant of, or the operator of the activities conducted at, the RMGI Real Estate;

(iii)  all Liabilities relating to Environmental Laws, or to mine closure or reclamation requirements, at any time arising out of or relating to the JV, the JV Assets, the Mine or the ownership, operation or conduct of the JV, the JV Assets or the Mine, or otherwise in respect of the JV, the JV Assets or the Mine; and

(iv)  all Liabilities that are expressly contemplated to be assumed by any JV Entity pursuant to this Agreement or the other Transaction Documents.

(b)            For purposes of this Agreement, “Excluded Liabilities” means the following Liabilities:

(i)  all Liabilities arising out of or relating to any Employee Benefit Plans of AGA or any AGA Subsidiary and all employment and employee benefit-related Liabilities arising out of or relating to the operation or conduct of the JV or the Mine, in each case, that are expressly contemplated to be retained by AGA or any AGA Subsidiary pursuant to this Agreement or the other Transaction Documents;

(ii)  (A) obligations arising prior to the Closing under any AGA Guaranty or arising following the Closing under any AGA Guaranty as a result of any action taken or omitted to be taken by AGA or any AGA Subsidiary and (B) all other Liabilities that are expressly contemplated to be retained by AGA, Seller or any other AGA Subsidiary pursuant to this Agreement or the other Transaction Documents; and

(iii)  all Liabilities as of the Closing of any JV Entity to the extent not arising out of or relating to the JV, the JV Assets or the Mine or the ownership, operation or conduct of the JV, the JV Assets or the Mine.

SECTION 1.04.  Consents and Governmental Approvals.  Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, to the extent that the assignment, transfer, conveyance or delivery of any Transferred JV Asset to the Company in connection with the JV Transfers would constitute a violation of Applicable Law, or would require a Consent or Governmental Approval that has not been obtained or made prior to the JV Transfer Time, then the assignment, transfer, conveyance or delivery of such Transferred JV Asset (collectively, the “Delayed Transfer Assets”) shall automatically be deferred, and no such assignment, transfer, conveyance or delivery will occur, until all legal impediments are removed or such Consents or Governmental Approvals have been obtained or made with respect to the applicable Delayed Transfer Assets.  Notwithstanding such deferral of the assignment, transfer, conveyance and delivery of the Delayed Transfer Assets, any Delayed Transfer Asset will still be considered a JV Asset, and from the JV Transfer Time until the consummation of assignment, transfer, conveyance and delivery of such Delayed Transfer Asset, the applicable AGA Subsidiary shall hold any Transferred JV Assets that are Delayed Transfer Assets in trust for the use and benefit, insofar as reasonably practicable, of the Company, fifty percent (50%) at the expense of the Company and fifty percent (50%) at the expense of Seller.  If and when the legal impediments, Consents or Governmental Approvals, the presence or the absence of which caused the deferral of the assignment, transfer, conveyance and delivery of any Delayed Transfer Assets pursuant to this Section 1.04 are removed, obtained or made, as the case may be, the assignment, transfer, conveyance and delivery of the applicable Delayed Transfer Asset shall be promptly effected in accordance with the terms of this Agreement and the other applicable Transaction Documents, without the payment of additional consideration.

SECTION 1.05.  Termination of Intercompany Contracts.  (a)  Except as set forth in Section 1.05(b), the JV Entities, on the one hand, and AGA and each AGA Subsidiary, on the other hand, shall, on or prior to the Closing Date, terminate any and all Contracts between or among any JV Entity, on the one hand, and AGA or any AGA Subsidiary, on the other hand, without any further liability or obligation, by written agreements in a form acceptable to Purchaser.

(b)            The provisions of Section 1.05(a) shall not apply to any of the following Contracts:  (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by AGA, any of the other parties hereto or any of their respective subsidiaries), (ii) any Contract listed or described in Schedule 1.05(b), (iii) any Contract to which any third party is a party and (iv) any other Contract that this Agreement or any other Transaction Document expressly contemplates will survive the Closing Date.

SECTION 1.06.  Employees.  (a)  Subject to Section 1.06(b), if any JV Employees are employed by AGA or an AGA Subsidiary at or prior to the JV Transfer Time, Seller and the Company shall use reasonable best efforts to transfer to the Company the employment of all such JV Employees at such time.

(b)            Seller and the Company shall use reasonable best efforts to, on the JV Transfer Date, transfer to Seller the employment of each director, officer, manager or employee of any JV Entity who is set forth in Schedule 1.06(b).

(c)            The parties intend that Company Employees shall have continuous and uninterrupted employment immediately before and immediately after the consummation of the Transactions, and that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of AGA, the Company or any of their respective subsidiaries or affiliates, the Transactions shall not constitute a severance of employment of any Company Employee prior to or upon the consummation of the Transactions.

(d)            For purposes of this Agreement:

“Company Employee” means each individual who, immediately following the Closing, is employed by the Company.  Any individual who would be a Company Employee but who is not actively at work on the Closing due to an absence (including due to vacation, holiday, jury duty, bereavement leave, illness or injury, short-term disability leave, workers’ compensation or other authorized leave of absence) in accordance with applicable policies of the Company shall be deemed to be a Company Employee.

“JV Employee” means (A) each director, officer, manager or employee of any JV Entity as of immediately prior to the JV Transfer Time, other than the individuals set forth in Schedule 1.06(b), (B) each director, officer, manager or employee of AGA or any AGA Subsidiary who, as of immediately prior to the JV Transfer Time, is solely engaged in the business and affairs of the JV or the Mine, other than the individuals set forth in Schedule 1.06(d)(i)(B), and (C) each individual set forth in Schedule 1.06(d)(i)(C) who is a director, officer, manager or employee of AGA or any AGA Subsidiary as of immediately prior to the JV Transfer Time, including, in the case of each of clauses (A), (B), and (C), any such individuals who are not actively at work due to vacation, holiday, jury duty, bereavement leave, illness or injury, short-term disability leave, workers’ compensation or other authorized leave of absence.

SECTION 1.07.  JV Transfer Documents.  In furtherance of the assignment, transfer, conveyance and delivery of assets and Liabilities, in each case as specified in this Article I, at or prior to the JV Transfer Time and, with respect to Delayed Transfer Assets, at such time after the JV Transfer Time as such Delayed Transfer Asset can be transferred, (a) Seller shall, and shall cause the applicable AGA Subsidiaries to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title, and other instruments of transfer, conveyance and assignment (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the transfer, conveyance, assignment and delivery of the applicable AGA Subsidiary’s right, title and interest in and to the Transferred JV Assets to the Company, and (b) the Company shall execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by the Company of the Assumed JV Liabilities (the documents contemplated by clauses (a) and (b), collectively, the “JV Transfer Documents”).  The JV Transfer Documents shall not contain any representations, warranties or indemnities; provided, however, that the instruments pursuant to which the RMGI Real Estate is assigned to the Company shall include special warranties of title, consistent with Section 4.05, in the case of fee properties.  All instruments executed and delivered pursuant to this Section 1.07 shall be in a form reasonably acceptable to Purchaser.

SECTION 1.08.  Disclaimer.  All of the Transferred JV Assets and the Assumed JV Liabilities will be transferred or assumed without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement or the JV Transfer Documents.

ARTICLE II

Purchase and Sale of the Purchased Shares; Closing

SECTION 2.01.  Purchase and Sale of the Purchased Shares.  On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.02), Seller shall sell, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from Seller, 100% of the Company Shares (the “Purchased Shares”) for an aggregate purchase price of $820,000,000 (the “Purchase Price”), payable as set forth below in Section 2.03 and subject to adjustment as provided in Section 2.04.  The purchase and sale of the Purchased Shares is referred to in this Agreement as the “Acquisition”.

SECTION 2.02.  Closing Date.  (a)  The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the first business day of the  calendar month following the satisfaction (or, to the extent permitted by Applicable Law, the waiver) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Applicable Law, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Applicable Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)            At least two business days prior to the Closing Date, the Company shall deliver to Purchaser a good faith estimate of the Adjustment Amount (the “Estimated Adjustment Amount”).  Such estimate shall be accompanied by a certification by the Company that such estimate was prepared in good faith and calculated in accordance with the definition of Adjustment Amount.

SECTION 2.03.  Transactions to be Effected at the Closing.  At the Closing:

(a)            Purchaser shall deliver to Seller:

(i)            payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), immediately available funds in an amount (the “Closing Date Amount”) equal to (A) the Purchase Price plus (B) the Estimated Adjustment Amount; and

(ii)            such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement;

(b)            Seller shall deliver to Purchaser (i) the certificates representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, and (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

(c)            The Company and Seller shall enter into, execute and deliver the Transition Services Agreement, substantially in the form attached as Exhibit A hereto (the “Transition Services Agreement”).

SECTION 2.04.  Purchase Price Adjustment.  (a)  Within 60 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Statement”), certified by an officer of Seller, setting forth the Adjustment Amount and a certificate of Seller that the Statement has been prepared in compliance with the requirements of this Section 2.04. The Company shall assist Seller and its accounting advisors in the preparation of the Statement and shall provide Seller and its accounting advisors access at all reasonable times to the personnel, properties, books and records of the JV Entities for such purpose.

(b)            The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Adjustment Amount not being calculated in accordance with this Section 2.04.  If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified by Purchaser in the Notice of Disagreement and (B) the date any disputed matters are finally resolved by the Accounting Firm (as defined below).  During the 30‑day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified by Purchaser in the Notice of Disagreement.  At the end of such 30‑day period, Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for resolution any and all matters that were included by Purchaser in the Notice of Disagreement and that remain in dispute.  The Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon in writing by Seller and Purchaser (such agreement not to be unreasonably withheld).

(c)            In resolving matters submitted to it pursuant to Section 2.04(b), the Accounting Firm (i) shall make its final determination on all matters within 90 days of its appointment; (ii) shall not hold any hearings; (iii) shall not be entitled to take or order the taking of depositions or other testimony under oath; and (iv) with respect to each matter submitted to it, shall select either the Seller position (as set forth in the Statement) or the Purchaser position (as set forth in the Notice of Disagreement) and shall not select or determine any alternative position.

(d)            The scope of the disputes to be resolved by the Accounting Firm shall be limited to (i) whether the Statement was prepared in accordance with the Adjusted Accounting Principles with respect to the matters that were submitted for resolution to the Accounting Firm, (ii) whether there were mathematical errors in the Statement, (iii) the interest calculation in accordance with Sections 2.04(e) and 2.04(g), (iv) any allocation of expenses under Section 2.04(f) and (v) whether the parties have complied with their obligations under Section 2.04(h).  The Accounting Firm is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Statement or the Notice of Disagreement that was not submitted for resolution to the Accounting Firm, (B) any determination as to whether IFRS was followed for the Financial Statements or the Statement, (C) any determination as to the accuracy of Section 4.03 or any other representation or warranty in this Agreement or (D) any determination as to compliance by any party hereto with any of its covenants in this Agreement, other than Section 2.04(h).  Any determination by the Accounting Firm, and any work or analyses performed by the Accounting Firm, may not be offered as evidence in any suit, action or proceeding as evidence of a breach of Section 4.03, a breach of any other representation or warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 2.04).

(e)            The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 2.04(b) shall: (i) be in writing; (ii) include the Accounting Firm’s calculation of the Adjusted Purchase Price; (iii) include the Accounting Firm’s determination of each matter submitted to it pursuant to Section 2.04(b) and (iv) include the Accounting Firm’s calculation of interest (in accordance with Section 2.04(g)) from and including the Closing Date to but excluding the date of determination.

(f)            The dispute resolution by the Accounting Firm under this Section 2.04 shall constitute an arbitration under the Federal Arbitration Act, and the Accounting Firm shall be an arbitrator.  The arbitration shall have its seat in New York, shall take place in New York City, shall be in the English language and shall be governed by the rules of the American Arbitration Association to the extent not inconsistent with this Section 2.04.  The determinations of the Accounting Firm shall be final, binding and conclusive.  Judgment may be entered upon the determination of the Accounting Firm in New York State Supreme Court or any other court having jurisdiction over the party against which such determination is to be enforced.  The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.04 shall be borne by Seller and Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The fees and disbursements of Seller’s accounting advisors incurred in connection with their review of the Statement and review of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser’s accounting advisors incurred in connection with their review of the Statement and review of any Notice of Disagreement shall be borne by Purchaser.

(g)            The Purchase Price shall be increased or decreased by the amount of the Adjustment Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”).  If the Closing Date Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within 10 business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by JPMorgan Chase, as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to but excluding the date of payment.  Notwithstanding the foregoing provisions of this Section 2.04, no adjustment to the Purchase Price pursuant to this Section 2.04 shall be made unless such adjustment (before taking into account interest) would exceed $100,000; in such case the full amount of the adjustment (plus interest) shall be made.

(h)            In connection with the determination of the Adjustment Amount pursuant to this Section 2.04:

(i)  Seller shall cause the books and records of the Company as of the JV Transfer Time to accurately reflect all information necessary for Purchaser to verify the accuracy of the calculation of the Adjustment Amount, and shall cause all such books and records to be in the possession of the Company at the Closing.

(ii)  During the 60 days following the Closing Date, the Company shall assist, and shall cause the other JV Entities to assist, Seller in the preparation of the Statement and shall provide Seller reasonable access to the personnel, properties, books and records of the JV Entities for the purpose of preparing the Statement.

(iii)  From the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.04, the Company shall not take any action with respect to the accounting books and records of the Company on which the Statement is to be based that are not consistent with the Company’s past practices.

(iv)  From the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.04, the Company shall afford, and shall cause the other JV Entities to afford, to Seller and its accounting advisors reasonable access to the personnel, properties, books and records of the Company and the other JV Entities for any purpose relating to the adjustment contemplated by this Section 2.04.

(i)            In this Agreement:

“Adjusted Accounting Principles” means (i) the principles, policies and procedures set forth in Schedule 2.04, whether or not used by the Company historically or in the Financial Statements, and whether or not in accordance with IFRS, (ii) with respect to any matter not covered by clause (i) above, the accounting principles, policies and practices used by the Company historically, whether or not in accordance with IFRS, and (iii) with respect to any matter not covered by clause (i) or (ii) above, IFRS; provided, however, that (A) no “subsequent event” occurring after the Closing Date shall be taken into account, even if otherwise required by clause (ii) or (iii) above, and (B) no change shall be made in any reserve, accrual or other account existing as of the date of the Financial Statements, nor shall any new reserve, accrual or other amount be included in current liabilities, in either case as a result of events occurring, or information becoming available, after the Closing Date, even if otherwise required by clause (ii) or (iii) above.  The Adjustment Amount shall be determined for all the JV Entities on a consolidated basis, taking into account the JV Transfers and the other Restructuring.

“Adjustment Amount” means (i) the Net Cash Amount plus (ii) the aggregate principal amount of the net intercompany payables by the JV Entities to the AGA Subsidiaries outstanding as of the JV Transfer Time (excluding the RMGI Note) plus (iii) the aggregate amount of all cash transferred by AGA or any AGA Subsidiary to any JV Entity by means of capital contributions after the Adjustment Time but prior to the JV Transfer Time minus (iv) the aggregate principal amount of the net intercompany payables by the JV Entities to AGA Subsidiaries outstanding as of the Adjustment Time minus (v) the aggregate amount of all cash transferred by any JV Entity to any AGA Subsidiary by means of dividends, distributions or repurchases of shares after the Adjustment Time but prior to the JV Transfer Time minus (vi) the lesser of $1,250,000 and 50% of the premium (plus insurer fees and expenses) paid by Seller for the R&W Insurance Policy.

“Adjustment Time” means 11:59 p.m. Mountain Daylight Time on June 30, 2015.

“Indebtedness” of any person means, without duplication, (i) indebtedness for borrowed money; (ii) capital lease obligations; (iii) obligations evidenced by debentures, notes or similar instruments; (iv) reimbursement obligations with respect to drawn letters of credit or similar facilities; (v) payment obligations under any commodity derivative, hedge, future, forward purchase or sale or other transaction similar in nature or effect; (vi) obligations of the type set forth in clauses (i) through (iv) of any other person guaranteed by such person; and (vii) penalty payments, premiums, charges, make-whole fees, breakage fees, yield maintenance amounts and similar fees and expenses relating to the prepayment of any obligations of the types referred to in clauses (i), (iii), (iv) and (v) above.

“Net Cash Amount” means (i) the aggregate amount of cash and cash equivalents of the JV Entities as of the Adjustment Time minus (ii) the aggregate principal amount of Indebtedness of the JV Entities as of the Adjustment Time, other than Indebtedness in respect of intercompany payables by any JV Entity included in clause (iv) of the definition of “Adjustment Amount”.

SECTION 2.05.  Section 338(h)(10) Election; Purchase Price Allocation.  (a)  AGA-USA and Seller shall join with Purchaser and any applicable affiliate in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Company stock hereunder and the deemed purchase and sale of stock of each of LeClair and Matoa (collectively, the “Section 338(h)(10) Election”).  The AGA Consolidated Group and Seller, as applicable, shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by Applicable Law.  Seller shall be responsible for the filing of, and shall timely file, all returns, documents, statements, and other forms that are required to be submitted to any Taxing Authority in connection with making the Section 338(h)(10) Election.

(b)             The parties acknowledge that, for Federal income Tax purposes, Purchaser’s acquisition of the Company Shares from Seller is to be treated as the purchase by Purchaser from Seller of a 100% interest in the JV Assets (the “Purchased Assets”) and an assumption of 100% of the JV Liabilities (the “Assumed Liabilities”), determined as of the end of the day of Closing.  The Purchase Price and the Assumed Liabilities (collectively, the “Total Consideration”) shall be allocated to the Purchased Assets in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder.

(c)            No later than 90 days following the Closing Date, Purchaser shall deliver an allocation of the Total Consideration among the Purchased Assets (the “Allocation Schedule”) to Seller for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Within 15 days following receipt of the Allocation Schedule, Seller may give written notice of any disagreement with the Allocation Schedule to Purchaser (the “Allocation Schedule Notice of Disagreement”), which notice shall specify in reasonable detail the nature of any disagreement so asserted. If an Allocation Schedule Notice of Disagreement is received by Purchaser in a timely manner, the parties shall use their reasonable best efforts to resolve any disagreement between the parties with respect to the Allocation Schedule within 15 days after Seller’s Allocation Schedule Notice of Disagreement has been delivered or as soon thereafter as is reasonably practicable.  If, after exhausting all reasonable best efforts, including engaging an independent valuation firm to render a third party opinion, the parties are still unable to reach a mutually acceptable allocation, each party may use the allocation that it determines to be appropriate.

(d)            If the parties agree upon the Allocation Schedule (as revised in accordance with Section 2.05(c), if applicable), each party shall file Internal Revenue Service Form 8883, and all Federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule (as revised in accordance with Section 2.05(c), if applicable).  Each party shall promptly provide the other with any other information required to complete Form 8883.  If the parties agree upon the Allocation Schedule (as revised in accordance with Section 2.05(c), if applicable), the parties shall report the Tax consequences of the Transactions in a manner consistent with the Allocation Schedule, and shall not take any action or position inconsistent therewith on any Tax Return or in any Tax Proceeding except to the extent required by Applicable Law relating to Taxes, including a “determination” within the meaning of Section 1313(a) of the Code.

SECTION 2.06.  Section 336(e) Election.  Notwithstanding any other provision of this Agreement to the contrary, if, before the Tax Returns for the Pre-Closing Tax Period are filed, Seller notifies Purchaser that, because Purchaser’s acquisition of the Company Shares is not a “qualified stock purchase” within the meaning of Section 338 of the Code or for any other reason, then the parties agree to make an election under Section 336(e) of the Code with respect to the acquisition of the Company Shares and the deemed purchase and sale of stock of each of LeClair and  Matoa (collectively, a “Section 336(e) Election”), in lieu of an election under Section 338(h)(10) of the Code, and the parties will file all forms and consents necessary to make such election, in which case the provisions referring to the Section 338(h)(10) Election shall apply to the Section 336(e) Election mutatis mutandis.  Without limiting the generality of the foregoing, the parties agree that this Agreement shall constitute the agreement described in Section 1.336‑2(h)(3)(i) of the Regulations (the “Section 336(e) Agreement”).  Seller will furnish to Purchaser at Closing, a copy the election statement described in Treasury Regulation Section 1.336‑2(h)(3)(iii) (the “Section 336(e) Election Statement”) and the AGA Consolidated Group will file such Section 336(e) Election Statement with its consolidated Tax Return for the taxable year that includes the Closing Date.

ARTICLE III

Representations and Warranties
Relating to Seller, AGA-USA, AGA, the JV Entities and the Purchased Shares

Seller, AGA-USA and AGA, jointly and severally, represent and warrant to Purchaser as follows:

SECTION 3.01.  Organization, Standing and Power.  Each of Seller, AGA-USA and AGA is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all certificates, licenses, permits, authorizations, approvals, registrations, qualifications, franchises, leases, easements, variances and similar rights issued or granted by any Governmental Entity (“Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted, other than such Permits the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (i) on the ability of Seller, AGA-USA or AGA to perform its obligations under this Agreement and the other Transaction Documents or (ii) on the ability of Seller, AGA-USA or AGA to consummate the Transactions (a “Seller Material Adverse Effect”). Each of Seller and AGA-USA has delivered to Purchaser true and complete copies of its certificate of incorporation and by‑laws (or equivalent governing documents), in each case as amended through the date of this Agreement.

SECTION 3.02.  Authority; Execution and Delivery; Enforceability.  Each of Seller, AGA-USA, AGA, the Company and GCGC has full corporate power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is, or is specified to be, a party and to consummate the Transactions.  The execution, delivery and performance by Seller, AGA-USA, AGA, the Company and GCGC of this Agreement and each other Transaction Document to which it is, or is specified to be, a party and the consummation by Seller, AGA-USA, AGA, the Company and GCGC of the Transactions have been duly authorized by all necessary corporate or limited liability company action, as applicable. Each of Seller, AGA-USA, AGA, the Company and GCGC has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each other Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each other Transaction Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.03.  No Conflicts; Consents.  (a)  Except as set forth in Schedule 3.03, the execution, delivery and performance by each of Seller, AGA-USA, and AGA of this Agreement do not, the execution, delivery and performance by each of Seller and AGA-USA of each other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by Seller, AGA-USA and AGA with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon the Purchased Shares or any of the properties or assets of Seller, AGA-USA or AGA under, any provision of (i) the certificate of incorporation or by‑laws (or equivalent governing documents) of Seller, AGA-USA or AGA, (ii) any Contract to which Seller, AGA-USA or AGA is a party or by which any of its properties or assets is bound or (iii) any judgment, order, decree, writ, ruling, injunction, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity or competent arbitral tribunal (“Judgment”) or applicable statute, code, law, ordinance, rule, regulation, procedure or governmental guideline or interpretation having the force of law enacted, adopted promulgated, applied or following by any Governmental Entity, including any Judgment (“Applicable Law”) applicable to Seller, AGA-USA or AGA or their respective properties or assets, other than in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b)            Except as set forth in Schedule 3.03, the execution, delivery and performance by each of the Company and GCGC of this Agreement do not, the execution, delivery and performance by each of the Company and GCGC of each other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by the Company and GCGC with the terms hereof and thereof will not (i) in the case of clause (A) below, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon the Purchased Shares or any of the JV Assets under, and (ii) in the case of clauses (B) and (C) below, materially conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon the Purchased Shares or any of the JV Assets under, any provision of (A) the certificate of incorporation or by‑laws (or equivalent governing documents) of LeClair, Matoa, the Company or GCGC, or the JV Agreement, (B) any Company Contract or (C) any Judgment or Applicable Law applicable to LeClair, Matoa, any JV Entity, the Mine or any JV Assets.

(c)            No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other person is required to be obtained or made by or with respect to Seller, AGA-USA, AGA or any JV Entity in connection with the execution, delivery and performance of any Transaction Document to which Seller, AGA-USA, the Company or GCGC is a party or the consummation of the Transactions, other than (A) compliance with and filings under the HSR Act, (B) filings in connection with the transfer of the RMGI Real Estate, (C) filings with Taxing Authorities in connection with the Restructuring, (D) compliance with disclosure and related filing obligations under applicable United States and South African securities laws and stock exchange requirements, (E) approval of, and compliance with disclosure and related filing obligations with, the South African Reserve Bank and (F) filings and notifications under applicable Environmental Laws.

SECTION 3.04.  Ownership of the Company and GCGC.  As of the date hereof, AGA-USA has good and valid title to all the GCGC Interests and Seller has good and valid title to all the outstanding Company Shares, in each case free and clear of all Liens.  As of the Closing Date, the Company will have good and valid title to all the GCGC Interests, and Seller will have good and valid title to the Purchased Shares, in each case free and clear of all Liens.  Assuming Purchaser has the requisite corporate power and authority to be the lawful owner of such Purchased Shares, upon delivery to Purchaser at the Closing of certificates representing such Purchased Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed for transfer, to Purchaser, and upon Seller’s receipt of the Closing Date Amount, good and valid title to the Purchased Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates.

SECTION 3.05.  Proceedings.  There are not any (a) outstanding Judgments against or affecting Seller, AGA-USA or AGA or (b) suits, actions, claims, arbitrations, mediations, investigations, hearings or proceedings (each individually, a “Proceeding”) pending or, to the knowledge of Seller, threatened against or affecting Seller, AGA-USA or AGA that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a Seller Material Adverse Effect.

ARTICLE IV

Representations and Warranties Relating to the JV Entities

Seller and AGA-USA, jointly and severally, represent and warrant to Purchaser as follows:

SECTION 4.01.  Organization and Standing.  (a)  The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation and in good standing under the laws of the State of Colorado.  Each of GCGC, LeClair and Matoa is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization and, in the case of Matoa, is duly qualified to do business as a foreign corporation and in good standing under the laws of the State of Colorado.  The JV is a general partnership by and between the Company and GCGC created and governed solely and exclusively by the JV Agreement, the Colorado Uniform Partnership Act for the limited purposes set forth in the JV Agreement and the provisions of the Code applicable to Tax partnerships.  The JV is not, and since its creation has not been, a person registered with or existing under the laws of any Governmental Entity.  Each of the JV Entities has full corporate or limited liability company power and authority, as applicable, or in the case of the JV, full power and authority under the JV Agreement, and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such Permits the lack of which has not been and would not reasonably be expected to be material to the JV Entities, taken as a whole.

(b)            Seller has delivered or made available to Purchaser true and complete copies of the certificate of incorporation and by‑laws (or equivalent governing documents) of each JV Entity, including the JV Agreement, in each case as amended through the date of this Agreement.

SECTION 4.02.  Capitalization of the JV Entities; Subsidiaries.  (a)  The authorized capital stock of the Company consists of 10,000 shares of common stock, par value $100 per share, of which 1,250 shares (comprising the Company Shares) are issued and outstanding as of the date hereof; and as of the date hereof such issued and outstanding shares are held beneficially and of record by Seller.  As of the Closing Date, all of the outstanding equity interests of the Company will consist of the Purchased

Shares, which will be owned and held beneficially and of record by Seller.  Except as described in this Section 4.02(a) and for shares of common stock of the Company issued to Seller in the Restructuring, there are, and as of the Closing Date there will be, no shares of capital stock, membership interests or other equity or voting interests of the Company issued, reserved for issuance or outstanding.  The Company and GCGC hold beneficially and of record 99.9% and 0.1%, respectively, of the JV, and no other person holds any joint venture, economic, voting or other interest therein.  As of the date hereof, 100% of the outstanding equity and voting interests of GCGC are held beneficially and of record by AGA-USA.  As of the Closing Date, 100% of the outstanding equity and voting interests of GCGC will be held beneficially and of record by the Company.  The JV holds beneficially and of record 100% of the outstanding equity and voting interests of each of LeClair and Matoa.  As of the Closing Date, the Purchased Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  All the outstanding membership interests of GCGC and all the outstanding shares of capital stock of each of LeClair and Matoa have been duly authorized and validly issued and are fully paid and nonassessable.  There are not any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”).  Except as set forth above and other than this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any JV Entity is a party or by which any of them is bound (i) obligating any JV Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, membership interests, joint venture interests or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock, membership interests, joint venture interests or other equity or voting interests in, any JV Entity or any Voting Company Debt or (ii) obligating any JV Entity to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  Other than this Agreement, there are not any outstanding contractual obligations of any JV Entity to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, joint venture interests or other equity interests of any JV Entity.

(b)            Except for its interests in the Company Subsidiaries, as of the date hereof neither the Company nor GCGC owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person. Except for its interests in LeClair and Matoa, the JV does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.  Neither LeClair nor Matoa owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03.  Financial Statements; Liabilities.  (a)  Schedule 4.03 sets forth management account details containing (i) the unaudited combined balance sheets and the related unaudited statements of income and cash flow of the JV Entities and the RMGI Real Estate, in each case of and for the fiscal years ended December 31, 2014,

2013 and 2012 (the “Unaudited Annual Financial Statements”), and (ii) the unaudited combined balance sheet and the related unaudited statement of income and cash flow of the JV Entities and the RMGI Real Estate, in each case of and for the quarter ended March 31, 2015 (the “Unaudited Quarterly Financial Statements”, and together with the Unaudited Annual Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the JV Entities in accordance with the recognition and measurement principles, but excluding the disclosure principles, of IFRS and the accounting policies as applied by AGA on a consistent basis during the periods indicated and fairly present, in all material respects, the combined financial position and results of operations and cash flows of the JV Entities and the RMGI Real Estate as of the applicable dates and for the periods then ended.

(b)            The JV Entities do not have and, after giving effect to the Restructuring, will not have any material Liabilities, except (i) as disclosed, reflected or reserved against in the Unaudited Quarterly Financial Statements, (ii) for items set forth in Schedule 4.03 or another Schedule, (iii) for contractual Liabilities incurred in the ordinary course of business since the date of the Unaudited Quarterly Financial Statements and not in violation of this Agreement, (iv) for Taxes, (v) for intercompany payables, all of which will be satisfied and discharged prior to Closing pursuant to the Intercompany Settlement (other than any payables under the Net Smelter Returns Royalty), (vi) for Liabilities under this Agreement and the other Transaction Documents and (vii) for Liabilities with respect to title to assets, Liens and Royalties (which are the subject of Sections 4.04 and 4.05), Liabilities with respect to intellectual property matters (which are the subject of Section 4.06), Liabilities under Contracts (which are the subject of Section 4.07), Liabilities with respect to pending or threatened Proceedings (which are the subject of Section 4.12), Liabilities with respect to Seller Benefit Plans and employee compensation and benefits (which are the subject of Section 4.13), Liabilities with respect to compliance with Applicable Law (which are the subject of Section 4.15), Liabilities with respect to environmental matters (which are the subject of Section 4.16) and Liabilities with respect to employee and labor matters (which are the subject of Section 4.17).

SECTION 4.04.  Assets Other than Real Property Interests.  (a)  A JV Entity or an AGA Subsidiary, as the case may be, has as of the date hereof and, after giving effect to the Restructuring, a JV Entity will have good and valid title to all the material JV Assets, in each case free and clear of all Liens, except (i) such Liens as are set forth in Schedule 4.04 and (ii) Permitted Liens.

(b)            This Section 4.04 does not relate to real property, interests in real property or mining claims, such items being the subject of Section 4.05, or to Intellectual Property Rights, such items being the subject of Section 4.06.

SECTION 4.05.  Real Property and Mining Claims.  (a)  Schedule 4.05(a) sets forth a true and complete list of (i) all real property owned in fee by the JV Entities and (ii) the RMGI Real Estate (each individually, a “Company Owned Real Property”).

(b)            Schedule 4.05(b) sets forth a true and complete list of all real property leased or subleased by the JV Entities (each individually, a “Company Leased Real Property”).

(c)            Schedule 4.05(c) sets forth a true and complete list of all patented mining claims owned by the JV Entities or otherwise forming a part of the Mine (each individually, a “Company Patented Mining Claim”).

(d)            Schedule 4.05(d) sets forth a true and complete list of all unpatented mining claims held by the JV Entities or otherwise forming a part of the Mine (each individually, a “Company Unpatented Mining Claim”).

(e)            Schedule 4.05(e) sets forth a true and complete list of all patented and unpatented mining claims leased or subleased by the JV Entities (each individually, a “Company Leased Mining Claim”).

(f)            A JV Entity or RMGI, as the case may be, holds as of the date hereof and, after giving effect to the Restructuring, a JV Entity will hold good and marketable title (subject to Permitted Liens and the Liens set forth in Schedule 4.05(f) and all consequences thereof) to each Company Owned Real Property and each Company Patented Mining Claim (a Company Owned Real Property and a Company Owned Mining Claim, sometimes are referred to herein, individually, as a “Company Owned Property”), in each case free and clear of all Liens, except for (i) Permitted Liens and (ii) such Liens as are set forth in Schedule 4.05(f).

(g)            (i) Subject to the paramount title of the United States of America (the “U.S.”), a JV Entity or RMGI, as the case may be, is as of the date hereof and, after giving effect to the Restructuring, a JV Entity will be the sole owner of each Company Unpatented Mining Claim, (ii) each Company Unpatented Mining Claim has been validly located, filed, recorded, and maintained in compliance with the past and current Applicable Law of the U.S. and the State of Colorado; (iii) a JV Entity or RMGI, as the case may be, has timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to each Company Unpatented Mining Claim; (iv) each Company Unpatented Mining Claim is a subsisting mining claim, valid and in good standing under Applicable Law; and (v) a JV Entity or RMGI, as the case may be, has performed assessment work upon each Company Unpatented Mining Claim, or paid the applicable holding fees in lieu thereof that have become due and payable prior to the date of this Agreement, and has recorded and filed proof thereof, all of which work, recordings, and filings have been completed in accordance with the Applicable Law pertaining to assessment work.

(h)            A JV Entity or RMGI, as the case may be, holds as of the date hereof and, after giving effect to the Restructuring, a JV Entity will hold a valid and subsisting leasehold or subleasehold interest in each Company Leased Real Property and each Company Leased Mining Claim (a Company Leased Real Property and a Company Leased Mining Claim, sometimes are referred to herein, individually, as a “Company Leased Property” and a Company Leased Property, a Company Owned Property and a Company Unpatented Mining Claim, sometimes are referred to herein, individually, as a “Company Property”, and collectively, as the “Company Properties”).  None of the JV Entities or RMGI is in breach of or default under, or has received written notice of any breach of or default under, any lease of any material Company Leased Property, and, to the knowledge of Seller, no event has occurred that with notice or lapse of time or both would constitute a breach or default under any such lease by any other party thereto.  Seller has made available to Purchaser a complete and accurate copy of all leases of Company Leased Property.

(i)            The Company Properties constitute all of the real property or rights to real property used or held for use by any JV Entity or RMGI in the operation of the Mine.

(j)            Schedule 4.05(j) sets forth a true and complete list of all royalties, overriding royalties, net profit interests, payments on or out of production in each case, to which any Company Property is subject (each individually, a “Royalty”) and all Company Property (indicating, in the case of each such Company Property and to the extent not identified in another Schedule to this Section 4.05, the percentage ownership of the applicable JV Entity or JV Entities in such Company Property) for which the JV Entities in the aggregate do not have 100% ownership.

SECTION 4.06.  Intellectual Property Rights.  (a) Schedule 4.06 sets forth all material Intellectual Property Rights owned, used, filed by or licensed to the JV Entities (the “Company Intellectual Property Rights”).

(b)            Except as set forth in Schedule 4.06, (i) the conduct of the business of the JV Entities as currently conducted does not infringe on or otherwise violate in any material respect any person’s Intellectual Property Rights, and there is no such claim pending or, to the knowledge of Seller, threatened in writing against Seller or any JV Entity, (ii) to the knowledge of Seller, no person is infringing on or otherwise violating in any material respect any Company Intellectual Property Rights and (iii) no present or former employee of any AGA Subsidiary or JV Entity or any other person owns or has any interest in any Company Intellectual Property Rights.

SECTION 4.07.  Contracts.  (a)  Except as set forth in Schedule 4.07 and except for Contracts entered into after the date hereof in compliance with Section 6.01 and identified in writing to Purchaser prior to the Closing Date (such Contracts entered into after the date hereof, if any, the “Post-Signing Contracts”), none of the JV Entities is a party to, or bound by, any:

(i)  written employment agreement or employment contract;

(ii)  collective bargaining agreement or other contract with any labor organization, union or association;

(iii)  Contract (other than this Agreement) with (A) Seller or any affiliate of Seller or (B) any current officer, director or employee of any JV Entity, Seller or any affiliate of Seller (other than employment agreements);

(iv)  lease, sublease or similar Contract with any person (other than any JV Entity) under which any JV Entity is a lessor or sublessor of, or makes available for use to any person (other than any JV Entity), (A) any Company Property or (B) any portion of any premises otherwise occupied by any JV Entity;

(v)  lease, sublease or similar Contract with any person (other than any JV Entity) under which (A) any JV Entity is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) any JV Entity is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by any JV Entity, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $250,000 and is not terminable by any JV Entity by notice of not more than 60 days for a cost of less than $250,000;

(vi)  Contract for the future purchase by any JV Entity of materials, supplies, equipment or other assets which has an aggregate liability of any JV Entity in excess of $500,000 and is not terminable by any JV Entity by notice of not more than 60 days for a cost of less than $500,000;

(vii)  management, service, consulting or other similar Contract which has an aggregate future liability to any person (other than any JV Entity) in excess of $250,000 and is not terminable by any JV Entity by notice of not more than 60 days for a cost of less than $250,000;

(viii)  other than the intercompany payables outstanding as of the date hereof that will be settled in accordance with Section 1.01(b) and the RMGI Note, Contract under which any JV Entity has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any person (other than any JV Entity) or any other note, bond, debenture or other evidence of Indebtedness of any JV Entity (other than in favor of any JV Entity) in any such case which, individually, is in excess of $250,000;

(ix)  Contract under which any JV Entity has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the JV or any JV Entity and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $100,000;

(x)  any Contract providing for any commodity derivative, hedge, future, forward purchase or sale or other transaction similar in nature or effect;

(xi)  material Contract granting a Lien upon any Company Property or any other asset;

(xii)  Contract providing for indemnification of any person with respect to material liabilities relating to any current or former business of any JV Entity or any predecessor person;

(xiii)  a Contract (including a sales order) involving the obligation of any JV Entity to deliver products for payment of more than $500,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xiv)  a Contract for the sale of any asset of any JV Entity (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof;

(xv)  a Contract with any Governmental Entity, excluding Permits;

(xvi)  a Contract for any joint venture, partnership or similar arrangement;

(xvii)  other Contract that has an aggregate future liability of any JV Entity to any person (other than any JV Entity) in excess of $500,000 and is not terminable by any JV Entity by notice of not more than 60 days for a cost of less than $500,000 (other than purchase orders and sales orders);

(xviii)  any Contract that materially restricts the ability of any JV Entity to engage or compete in any business or to compete with any person in any geographic area, or that by its terms materially restricts the persons to whom any JV Entity or any of its existing or future subsidiaries may sell products or deliver services;

(xix)  any Contract that contains a “most favored nation” or any similar term for the benefit of a third party;

(xx)  any Contract constituting or providing for a Royalty;

(xxi)  any Contract other than those described in any other clause of this Section 4.07(a) that is material to the ownership, operation, closure, remediation or reclamation of the Company Properties or the Mine; or

(xxii)  any Contract that represents any commitment or agreement to enter into any of the foregoing.

(b)            Except as set forth in Schedule 4.07 and for Post-Signing Contracts, all Company Contracts are valid, binding and in full force and effect and are or, in the case of the JV Contracts, from and after the Closing, will be enforceable by the applicable JV Entity against the other parties thereto in accordance with their terms.  On the Closing Date, immediately prior to the Closing, all Post-Signing Contracts will be valid, binding and in full force and effect and will be enforceable by the applicable JV Entity against the other parties thereto in accordance with their terms. Except as set forth in Schedule 4.07, the applicable JV Entity or AGA Subsidiary has performed all material obligations required to be performed by it under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any

Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  On the Closing Date, immediately prior to the Closing, the applicable JV Entity will have performed all material obligations required to be performed by it under the Post-Signing Contracts, and it will not be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  Complete and correct copies of all Company Contracts (other than Post-Signing Contracts), together with all modifications and amendments thereto, have been made available to Purchaser.  As of immediately prior to the Closing, complete and correct copies of all Post-Signing Contracts, together with all modifications and amendments thereto, will have been made available to Purchaser.

SECTION 4.08.  Personal Property.  The JV Assets consisting of equipment, machinery, vehicles and other tangible personal property that are material and are used regularly in the business and operations of the JV Entities and the Mine have been maintained in all material respects in accordance with past practice and generally accepted industry practice, are in good operating condition and repair (ordinary wear and tear excepted).

SECTION 4.09.  Permits.  (a)  Schedule 4.09 sets forth all material Permits held by the JV Entities.

(b)            Except as set forth in Schedule 4.09, (i) all such Permits are in full force and effect, (ii) the applicable JV Entity has complied in all material respects with all terms and conditions thereof, (iii) none of Seller, AGA-USA and the JV Entities has received notice of any Proceeding relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has not been and would not reasonably be expected to be material to the JV Entities, taken as a whole, and (iv) to the knowledge of Seller, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of the Transaction Documents or the consummation of the Transactions.

(c)            Except as set forth in Schedule 4.09, the JV Entities possess all material Permits to own or hold under lease and operate the JV Assets and to conduct the business and operations of the JV Entities and the Mine as currently conducted.

SECTION 4.10.  Insurance.  The JV Entities maintain, or have the benefits of, policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business and JV Assets.  To the knowledge of Seller, the activities and operations of the JV Entities have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The insurance policies owned and maintained by the JV Entities are set forth on Schedule 4.10 (collectively, the “JV Insurance Policies”).

SECTION 4.11.  Taxes.  Except as set forth in Schedule 4.11:

(a)            All Income Tax Returns and other material Tax Returns required to be filed by the JV Entities, or by any member of the AGA Consolidated Group with respect to any JV Assets, have been timely filed and all such Tax Returns are complete and correct in all material respects.

(b)            All Taxes owed by the JV Entities that are of a material amount have been timely paid.  The JV Entities have withheld and paid all Taxes that are of a material amount and required to have been withheld and paid by them in connection with amounts paid or owing to any third party.

(c)            There is no dispute or claim concerning any Tax Liability of the JV Entities or with respect to the JV Assets claimed by any Taxing Authority in a writing received by the JV Entities or any other member of the AGA Consolidated Group.

(d)            None of the JV Entities has (i) waived any statute of limitations in respect of Taxes, which waiver remains in effect, or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency, which extension of time remains in effect.

(e)            GCGC is an entity disregarded from its member for Federal income Tax classification purposes.  No election under Treasury Regulation Section 301.7701-3 has been or will be filed to treat GCGC as a corporation for Federal income Tax purposes.

(f)            After the GCGC Transfer, LeClair and Matoa will be members of the AGA Consolidated Group.

(g)            No claim has been made in writing by any Taxing Authority in a jurisdiction where a JV Entity does not file Tax Returns that such JV Entity is subject to taxation by that jurisdiction.

(h)            There are no Liens for Taxes (other than Liens for current period Taxes that are not yet due and payable or are being contested in good faith and for which adequate reserves are maintained on the Unaudited Quarterly Financial Statements) on any of the JV Assets or on any ownership interests in the JV Entities.

(i)            None of the JV Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)            “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)            installment sale or open transaction disposition made on or prior to the Closing Date;

(iv)            prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(v)            cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date;

(vi)            an election made pursuant to Section 108(i) of the Code on or prior to the Closing Date; or

(vii)            intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law) entered into or created on or prior to the Closing Date.

(j)            No foreign, Federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the JV Entities.  None of the JV Entities has received from any foreign, Federal, state, or local Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment in writing for any amounts of Tax proposed, asserted, or assessed by any Taxing Authority against such JV Entity.

(k)            None of the JV Entities is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(l)            None of the JV Assets is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code).

(m)            All of the JV Assets have been properly listed and described on the property tax rolls for the Tax units in which the JV Assets are located and no portion of the JV Assets constitutes omitted property for property tax purposes.

(n)            None of the JV Entities (A) has been a member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated Federal income Tax Returns and any similar group under foreign, state or local law (other than the AGA Consolidated Group) and (B) does not have any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any corresponding provisions of state, local or foreign law), or as a transferee or successor, by Contract, or otherwise.

(o)            Seller is not “foreign person” within the meaning of Section 1445 of the Code.

(p)            After the GCGC Transfer, none of the JV Assets will be subject to any tax partnership agreement or will be otherwise treated or required to be treated, as held in arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

SECTION 4.12.  Proceedings.  Schedule 4.12 sets forth a true and complete list of each pending or, to the knowledge of Seller, threatened material Proceeding by or against any JV Entity or involving the Mine or any JV Asset or any Seller Benefit Plan.  Except as set forth in Schedule 4.12, none of the JV Entities is a party or subject to or in default under, and none of the JV Assets is subject to, any outstanding unsatisfied Judgment.

SECTION 4.13.  Benefit Plans.  (a)  Schedule 4.13 contains a true and complete list of each material “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement, agreement or policy relating to equity or other incentive compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or any other person or entity that, together with the Company and Seller, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, for the benefit of any JV Employees or other service providers to any of the JV Entities, or pursuant to which any of the JV Entities could have any Liability (all the foregoing, without regard to materiality, herein referred to as the “Seller Benefit Plans”).  Seller has made available to Purchaser true, complete and correct copies of (i) each material Seller Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (if any) with respect to each such Seller Benefit Plan, (iii) the most recent summary plan description (or similar document) for each such Seller Benefit Plan (if any) and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any such Seller Benefit Plan.  The Company and the JV Entities are not sponsors of any material Seller Benefit Plan.

(b)            Each Seller Benefit Plan has been administered in all material respects in accordance with its terms.  The Seller Benefit Plans are in compliance in all material respects with Applicable Law, including the applicable provisions of ERISA and the Code.  All contributions required to be made or paid to or with respect to the Seller Benefit Plans have been timely made or properly accrued on the Financial Statements.

(c)            None of the Seller Benefit Plans is, and none of the JV Entities has any Liability or obligation with respect to (i) a “defined benefit pension plan” as defined in Section 3(35) of ERISA, (ii) a “multiemployer pension plan” as defined in Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413, (iv) a “multiple employer welfare arrangement” as defined in Section 3(4) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, no Seller Benefit Plan provides post-termination or retiree welfare or life insurance benefits.

(d)            Each Seller Benefit Plan that is a Pension Plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and a true and correct copy of each such letter has been delivered or made available to Purchaser.

(e)            Neither the execution of this Agreement nor the consummation of the Transactions will result in (i) any Company Employee becoming entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting or funding of any compensation or any benefits under any Seller Benefit Plan or otherwise.  Any amount that could be received (whether in cash or property or the vesting of property) as a result (directly or in conjunction with other events) of any of the Transactions by any Company Employee who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G‑1) would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

SECTION 4.14.  Absence of Changes or Events.  Except as set forth in Schedule 4.14 or as expressly required or permitted by the terms of this Agreement, since December 31, 2014, (a) there has not been any Company Material Adverse Effect within the meaning of clause (ii) of the definition thereof, (b) the business and operations of the JV Entities and the Mine have been conducted in the ordinary course and in substantially the same manner as previously conducted and (c) no JV Entity or AGA Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(a)(i)-(xv).

SECTION 4.15.  Compliance with Applicable Laws.  Except as set forth in Schedule 4.15, the JV Entities are and at all times have been in compliance in all material respects with all Applicable Laws.  Except as set forth in Schedule 4.15, none of Seller, AGA-USA, AGA and the JV Entities has received any written notice during the past five years from a Governmental Entity that alleges that a JV Entity is not in compliance in any material respect with any Applicable Law, including any citation from the Mine Safety and Health Administration of the U.S. Department of Labor pertaining to the Mine which has not been terminated, satisfied or resolved or for which the associated penalty has not been paid and which remains in effect as of the date of this Agreement.  This Section 4.15 does not relate to matters with respect to Taxes, which are the subject of Section 4.11, to environmental matters, which are the subject of Section 4.16, or to employee and labor matters, which are subject of Section 4.17.

SECTION 4.16.  Environmental Laws.  Except as set forth in Schedule 4.16:

(a)           (i) the JV Entities are and at all times have been in compliance in all material respects with all Environmental Laws, (ii) the JV Entities have not received any  written notice during the past five years alleging that the JV Entities are in material violation of, or are materially liable under, any Environmental Law and (iii) there are no currently outstanding written requests by any Governmental Entity for information pursuant to any Environmental Law from any JV Entity;

(b)            (i) there have occurred no disposals, releases, or threatened releases of reportable quantities of Regulated Substances on, from, or under the Company Properties, in each case, that first occurred during the period of the JV Entities’ ownership or operation of the relevant Company Property that are required to be reported to any Governmental Entity in accordance with Environmental Law within any applicable reporting period of time that has not yet expired and that have not been reported to such Governmental Entity; and (ii) there are no pending notices of violation or other administrative Proceedings involving the Company or the JV Entities in respect of any such disposals, releases or threatened releases;

(c)            to the knowledge of Seller there have been no disposals, releases, or threatened releases of reportable quantities of Regulated Substances on, from or under, the Company Properties prior to the JV Entities’ ownership or operation of such Company Properties that have not been reported to the relevant Governmental Entity;

(d)            none of the JV Entities (i) has entered into or agreed to any consent decree or order that is currently in effect and with respect to which it is not currently in compliance or is subject to any Judgment which has not been satisfied relating to compliance with Environmental Laws, Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Regulated Substances and no Proceeding is pending or, to the knowledge of Seller, threatened with respect thereto, or (ii) is contractually obligated as an indemnitor in connection with any pending claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Regulated Substances;

(e)            none of the Company Properties is listed or, to the knowledge of Seller, proposed for listing on the “National Priorities List” or the Comprehensive Environmental Response, Compensation and Liability Information System under CERCLA, or any similar state or foreign list of sites requiring investigation or cleanup;

(f)             the JV Entities have not received any written, unresolved notice from any Governmental Entity alleging that it has illegally taken in violation of applicable Environmental Law any species that is listed thereunder as endangered or threatened and that is present at the Mine or any other of the JV Assets; and

(g)            true and complete copies of (i) all material environmental assessments and studies issued after September 12, 2012 relating to the Company Properties and collected or conducted by or on behalf of, or at the request of, any JV Entity, AGA or any AGA Subsidiary and (ii) any written reports issued during the five years prior to the date of this Agreement by any JV Entity, AGA or any AGA Subsidiary to any Governmental Entity of disposals, releases or threatened releases of Regulated Substances in quantities required under Environmental Laws to be reported to a Governmental Entity on, from, or under the Company Properties have been delivered or made available to Purchaser.

SECTION 4.17.  Employee and Labor Matters.  (a) (i) There is not any, and there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against any JV Entity; (ii) none of the Company Employees is covered by any collective bargaining agreement, and to the knowledge of Seller, no union organizational campaign is in progress with respect to the Company Employees and no question concerning representation of such employees exists; and (iii) there are not any unfair labor practice charges or complaints against the Company or any JV Entity pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board.

(b)            The JV Entities are and at all times have been in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices, including all Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, immigration, wages and payment thereof, hours, overtime compensation, working conditions, civil rights, safety and health, workers’ compensation, pay equity, classification of employees/independent contractors, and the collection and payment of withholding and/or social security Taxes.

SECTION 4.18.  Private Offering.  None of Seller, the Company, their affiliates and their representatives has issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Purchased Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act.  None of Seller, the Company, their affiliates and their representatives will offer the Purchased Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Purchased Shares subject to the registration requirements of Section 5 of the Securities Act.  Assuming the representations of Purchaser contained in Section 5.05 are true and correct, the sale and delivery of the Purchased Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

SECTION 4.19.  Sufficiency of Assets.  At the Closing assuming the JV Transfers are consummated and Purchaser has the benefit of the services to be provided by Seller and its affiliates under the Transition Services Agreement, the JV Entities will own or have the right to use all of the assets that are reasonably necessary to conduct, in all material respects, the business and operations of the JV Entities and the Mine as they are conducted as of the date hereof.

SECTION 4.20.  AGA Guarantees.  Schedule 4.20 contains a true and complete list of each outstanding letter of credit, indemnity agreement, surety bond or other similar agreement securing or guarantying performance of obligations made by Seller, AGA or any AGA Subsidiary in respect of (i) any obligations of, or for the benefit of any obligee or creditor of, any JV Entity or (ii) the operation, reclamation, restoration or closure of the Mine or any portion thereof (each individually, an “AGA Guaranty”).  No Governmental Entity or any other person has called on any AGA Guaranty.

SECTION 4.21.  Books and Records.  All of the books, records and accounts of the JV Entities are in all material respects true and complete, are maintained in accordance with good business practice, an adequate system of internal controls and all Applicable Law, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements.  Seller has made available to Purchaser true and complete copies of all of the minute books of the JV Entities, and at the Closing all such books and records will be in the possession of the Company.

ARTICLE V

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller, AGA-USA and AGA as follows:

SECTION 5.01.  Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (i) on the ability of Purchaser to perform its obligations under this Agreement and the other Transaction Documents or (ii) on the ability of Purchaser to consummate the Transactions (a “Purchaser Material Adverse Effect”). Purchaser has delivered to Seller true and complete copies of the certificate of incorporation and by‑laws (or equivalent governing documents) of Purchaser, in each case as amended through the date of this Agreement.

SECTION 5.02.  Authority; Execution and Delivery; and Enforceability.  Purchaser has full power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is, or is specified to be, a party and to consummate the Acquisition and the other Transactions.  The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other Transactions have been duly authorized by all necessary corporate action.  Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each other Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each other Transaction Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.03.  No Conflicts; Consents.  The execution, delivery and performance by Purchaser of this Agreement do not, the execution, delivery and performance by Purchaser of each other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by‑laws (or equivalent governing documents) of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.  No Consent of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other person is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of any Transaction Document or the consummation of the Transactions, other than (A) compliance with and filings under the HSR Act and (B) filings and notifications under applicable Environmental Laws.

SECTION 5.04.  Proceedings.  There are not any (a) outstanding Judgments against or affecting Purchaser or any of its subsidiaries or (b) Proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its subsidiaries that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 5.05.  Securities Act.  The Purchased Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Purchased Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

SECTION 5.06.  Availability of Funds.  Purchaser has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Acquisition.  The financing required to consummate the Acquisition is referred to in this Agreement as the “Financing”.  As of the date of this Agreement, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser on a timely basis to consummate the Acquisition.

ARTICLE VI

Covenants

SECTION 6.01.  Covenants Relating to Conduct of Business.  (a)  Except for matters set forth in Schedule 6.01 or otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, Seller and AGA-USA shall, and shall cause each JV Entity and each applicable AGA Subsidiary to, maintain the JV Assets in their condition as of the date of this Agreement, ordinary wear excepted, cause the business and operations of the JV Entities and the Mine to be conducted in the usual, regular and ordinary course and, to the extent consistent therewith, use all reasonable best efforts to keep intact their respective businesses and operations, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses and operations shall be unimpaired at the Closing.  Seller and AGA-USA shall not, and shall not permit any JV Entity or any applicable AGA Subsidiary to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Purchased Shares set forth in Article VII not being satisfied.  In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 6.01 or otherwise expressly permitted or required by the terms of this Agreement, Seller and AGA-USA shall not permit any JV Entity and, to the extent relating to a Transferred JV Asset or Assumed JV Liability, shall not permit any AGA Subsidiary to do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)  amend its certificate of incorporation or by‑laws (or equivalent governing documents) or the JV Agreement;

(ii)  declare or pay any dividend or make any other distribution to its stockholders, other than in cash, whether or not upon or in respect of any shares of its capital stock, membership interests, joint venture interests or other equity interests;

(iii)  redeem or otherwise acquire any shares of its capital stock, membership interests, joint venture interests or other equity securities or issue any capital stock, membership interests, joint venture interests or other equity securities or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, membership interests, joint venture interests or other equity securities;

(iv)  other than pursuant to the AngloGold Ashanti Limited Bonus Share Plan 2005, as amended, or the AngloGold Ashanti Limited Long Term Incentive Plan 2005, as amended or as required by Applicable Law, this Agreement, the terms of any written agreement or Seller Benefit Plan in effect as of the date hereof, or in an aggregate amount not to exceed $50,000: (A) adopt or amend any Seller Benefit Plan (or any plan that would be a Seller Benefit Plan if adopted) in a manner that would affect any JV Employee (other than any general amendment to any existing Seller Benefit Plan that would affect all employees within Seller’s controlled group who would be treated as being employed by a single employer under Section 414 of the Code and would not impact disproportionately the Company Employees), (B) increase the compensation or benefits of, or enter into any new incentive, employee benefit, severance, or termination agreement or arrangement with, any Company Employee, or (C) take any action to accelerate the time of payment or vesting of any compensation or benefits of any Company Employee;

(v)  permit, allow or suffer any of the JV Assets to become subjected to any Lien of any nature whatsoever, other than Permitted Liens;

(vi)  incur any indebtedness for borrowed money (other than intercompany indebtedness incurred in the ordinary course of business), guarantee any indebtedness of another person (other than a JV Entity) or make any loans, advances or capital contributions to, or investments in, any other person;

(vii)  cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(viii)  pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its affiliates, except for (A) transactions among the JV Entities, (B) dividends and distributions permitted under clause (ii) above and (C) intercompany transactions in the ordinary course of business;

(ix)  make any change in any method of accounting or accounting practice or policy other than those required by IFRS;

(x)  acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;

(xi)  make or incur any capital expenditure that is not currently provided in the capital expenditure budget set forth in Schedule 6.01(a)(xi) and which, in the aggregate, are in excess of $1,000,000 per month;

(xii)  sell, lease, license or otherwise dispose of any Company Property or any of its other assets that are material, individually or in the aggregate, to the JV Entities, taken as a whole, except inventory and obsolete or excess equipment sold in the ordinary course of business and consistent with past practice;

(xiii)  become a party to any merger, consolidation, share or equity exchange, business combination, recapitalization or similar transaction;

(xiv)  settle any Proceeding to which it is a party other than settlements with respect to, or payments of penalties under citations issued by the Mine Safety and Health Administration of the U.S. Department of Labor;

(xv)  (i) make or rescind any express or deemed election relating to Taxes, (ii) settle or compromise, audit or controversy relating to Taxes of a JV Entity, (iii) file an amended Tax Return related to a JV Entity, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of a JV Entity, or (v) change in any respect a JV Entity’s method of reporting any item for Tax purposes;

(xvi)  enter into any Contract relating to the businesses of the JV Entities that is not in the ordinary course of business and that would, if existing on the date hereof, constitute a Company Contract hereunder;

(xvii)  terminate or cancel, modify or amend in any material respect or take or fail to take any action which would entitle any party to any Company Contract to terminate or cancel or modify or amend in any material respect any Company Contract; except such actions that are taken in the ordinary course of business; or

(xviii)  authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)            Seller shall promptly advise Purchaser in writing of (i) any notice or communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Authority in connection with the transactions contemplated hereby, (iii) any material Proceeding commenced or threatened against it, AGA, any AGA Subsidiary or any JV Entity which could reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect, (iv) any failure by it, AGA-USA, AGA, the Company or GCGC to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied under this Agreement and (v) the occurrence of any matter or event that is material to the business, condition (financial or otherwise), working capital, or results of operations of the JV Entities, taken as a whole, the JV Assets, taken as a whole, or the Mine; provided, however, that the delivery of any such notice shall not cure any breach of, or non-compliance with, any provision of this Agreement or limit the remedies available to Purchaser under this Agreement.

(c)            Purchaser shall promptly advise Seller in writing of (i) any notice or communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Authority in connection with the transactions contemplated hereby, (iii) any material Proceeding commenced or threatened against it, which could reasonably be expected to have a Purchaser Material Adverse Effect and (iv) any failure by it to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied under this Agreement; provided, however, that the delivery of any such notice shall not cure any breach of, or non-compliance with, any provision of this Agreement or limit the remedies available to Seller under this Agreement.

(d)            Except for matters expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, Seller and AGA-USA shall, and shall cause each JV Entity and each applicable AGA Subsidiary to, timely make or incur the capital expenditures provided in the capital expenditure budget set forth in Schedule 6.01(a)(xi).

SECTION 6.02.  Access to Information and Personnel.  Seller and AGA-USA shall, and shall cause the JV Entities and applicable AGA Subsidiaries to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all individuals who may be JV Employees, and to the personnel properties, books, contracts, commitments, Tax Returns and records of or pertaining to the JV Entities, the JV Assets and the Assumed JV Liabilities, and, during such period shall furnish promptly to Purchaser any information concerning a JV Entity, JV Asset or Assumed JV Liability as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the JV Entities and applicable AGA Subsidiaries.

SECTION 6.03.  Confidentiality.  (a) Purchaser acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of a confidentiality agreement between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the JV Entities.

(b) AGA shall, within 30 days after the Closing Date, use its commercially reasonable efforts to cause each recipient (other than its representatives and advisors) of evaluation materials distributed in connection with the proposed sale or other disposition of, or joint venture involving, the Company which is party to a confidentiality agreement with AGA with respect to such evaluation materials, to destroy or return such evaluation materials to AGA pursuant to the terms of such confidentiality agreement, provided that AGA shall not be required to take any judicial or arbitral action in connection with this Section 6.03(b).

SECTION 6.04.  Reasonable Best Efforts.  (a)  On the terms and subject to the conditions of this Agreement, each party shall, and shall cause its respective affiliates to, use its reasonable best efforts to cause the Closing to occur, including, subject to Section 6.04(c), (i) exercising its reasonable best efforts to obtain all Consents and Governmental Approvals required for the consummation of the Transactions and (ii) taking all reasonable actions necessary to comply promptly with Applicable Law that may be imposed on it or any of its affiliates with respect to the Closing.

(b)            Without limiting the generality of Section 6.04(a), but subject to Sections 6.04(c) and 6.04(d), prior to and following Closing, each party shall, and shall cause its respective affiliates to, exercise its reasonable best efforts to promptly obtain all Consents and Governmental Approvals required in connection with the consummation of the Transactions under the Permits set forth on Schedule 4.09, including, in the case of any such Permit held by any AGA Subsidiary, consent to the transfer of such Permit to Purchaser, the Company or such other affiliate of Purchaser as may be designated by Purchaser.

(c)            Each of Seller and Purchaser shall as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.  Purchaser shall be solely responsible for any filing fees payable under the HSR Act.  Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.  Each party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the Transactions; provided, however, that Purchaser and its affiliates shall not be required to (i) divest or otherwise dispose of, or hold separate, all or any portion of any mine, production facility or other asset or the operations of any such mine, production facility or other asset or (ii) agree or become subject to any limitations on their rights to control, operate or exercise the full rights of ownership of such assets or operations, including, in each case, the assets and operations of the JV Entities from and after the Closing.

(d)            AGA shall as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file an application with the South African Reserve Bank in order to obtain its approval, in accordance with the Exchange Control Regulations of the Republic of South Africa, for the Acquisition. Seller shall keep Purchaser apprised of any communications following submission of the aforementioned application with the South African Reserve Bank. AGA shall use its reasonable best efforts to obtain the required approval of the South African Reserve Bank for the Acquisition.

SECTION 6.05.  Expenses.  Whether or not the Closing takes place, and except as set forth in Sections 2.04, 6.08, 8.02 and 10.03 and Article IX, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the Transactions shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 6.04.

SECTION 6.06.  Brokers or Finders.  Each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except, as to Seller, BMO Nesbitt Burns Inc., whose fees and expenses will be paid by Seller and, as to Purchaser and its affiliates, Citigroup Global Markets Inc., whose fees and expenses will be paid by Purchaser.

SECTION 6.07.  Employee and Benefit Matters.  (a)  Continuation of Compensation and Benefits.  Effective as of the Closing Date, Purchaser shall establish, or shall allow the Company Employees to participate in, employee compensation and benefit plans (such plans, the “Purchaser Benefit Plans”) for the benefit of the Company Employees that provide compensation and benefits in accordance with this Section 6.07.  The parties acknowledge and agree that the Company Employees shall continue to participate in the Seller Benefit Plans through immediately prior to the Closing Date, and shall cease all active participation in the Seller Benefit Plans as of the Closing Date.  For the period commencing on the Closing and ending on December 31, 2015 (the “Continuation Period”) or until the date of a Company Employee’s termination of employment, Purchaser shall, or shall cause its affiliates to, provide each Company Employee with a Comparable Position and Specified Compensation and Benefits.  For purposes of this Agreement, “Comparable Position” means a position that is substantially comparable to the type of position held by such Company Employee immediately prior to the Closing Date (it being understood that changes to everyday work assignments, shifts, and other position-related changes made in the ordinary course of business shall not affect the substantially comparable nature of the type of position), at a geographic location that is within the greater of (1) 35 straight-line miles of the Company Employee’s home and (2) the distance from the Company Employee’s home and place of work immediately prior to the Closing Date.  For purposes of this Agreement, “Specified Compensation and Benefits” shall mean: (a) salary, commission and cash bonus opportunities that, in each case, are no less favorable to such Company Employee than those in effect immediately prior to the Closing Date, (b) employee benefit plans and arrangements under the Purchaser Benefit Plans (other than salary, commission, cash bonus opportunities, non-executive change in control plans, and equity and equity based compensation plans and arrangements) that are substantially comparable in the aggregate to those provided to similarly situated employees of Purchaser (which shall include immediate participation by the Company Employees in the applicable Purchaser’s medical plan, severance plans, 401(k) plan and defined benefit pension plan for similarly situated employees of Purchaser effective as of the Closing Date, and as further described in this Section 6.07) .  Nothing in this Agreement shall prohibit or restrict Purchaser from modifying or amending the terms and conditions of employment of any Company Employee (including the terms and conditions of any benefit plan or arrangement covering any Company Employee after the Closing Date), subject to this Section 6.07(a) and Section 6.07(c).

(b)            Credited Service.  With respect to each Purchaser Benefit Plan (including any vacation, paid time-off and severance plan), for all purposes, including determining eligibility to participate, level of benefits, vesting, and benefit accruals, each

Company Employee’s service with Seller, the Company, the JV Entities or any of their subsidiaries prior to the Closing (as well as service with any predecessor employer of such employers, to the extent service with the predecessor employer is recognized by Seller or such subsidiary or under the comparable Seller Benefit Plan), shall be treated as service with Purchaser, the Company and its affiliates; provided, however, that such service need not be recognized for purposes of benefit accrual under qualified or nonqualified defined benefit pension plans or to the extent that such recognition would result in any duplication of benefits.  Seller shall provide Purchaser all data necessary for Purchaser to carry out its obligations under this paragraph, and shall use reasonable best efforts to do so in a format reasonably requested by Purchaser.

(c)            Severance.  Salaried Company Employees shall be eligible to participate in the severance benefit plans and arrangements of Purchaser to the same extent and at the same benefit levels (after taking into account any service crediting under Section 6.07(b)) as similarly situated employees of Purchaser, and Purchaser hereby agrees not to terminate or adversely modify such severance benefit plans and arrangements with respect to Company Employees for a period of twelve (12) months following the Closing Date.  Notwithstanding the foregoing, salaried Company Employees set forth on Schedule 6.07(c)(1) shall be entitled to severance benefits upon termination without cause or termination for “good reason” within twelve (12) months following the Closing Date pursuant to the formula set forth on Schedule 6.07(c)(1) (after taking into account any service crediting under Section 6.07(b)).  For purposes of the preceding sentence, “good reason” shall mean any of the following: (i) the Company Employee is asked to relocate to a principal place of employment outside of a 35 mile radius of the Company Employee’s prior position, or (ii) the Company Employee is not provided the same or higher annual base salary and cash bonus opportunity, or (iii) the Company Employee suffers a material diminution of job duties, authority, or responsibility resulting in a reduction in job grading level of at least 1 grade level in Purchaser’s job grading system.  Hourly Company Employees whose employment is involuntarily terminated by Purchaser or any of its affiliates (including the Company) without cause within twelve (12) months following the Closing Date shall be entitled to severance benefits from Purchaser or its applicable affiliate in accordance with Schedule 6.07(c)(2) (after taking into account any service crediting under Section 6.07(b)).  For purposes of clarity, Seller and Purchaser intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Company Employee prior to or upon the occurrence of the Closing, including for purposes of any severance benefit plan, program, policy, agreement or arrangement of Seller in effect immediately prior to the Closing Date, and Seller and Purchaser intend that the Company Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing.

(d)            Tax-Qualified Savings/401(k) Plan.  Without limiting any other provision of this Section 6.07, with respect to the Purchaser Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Purchaser’s 401(k) Plan”), Purchaser’s 401(k) Plan shall be effective as of the Closing. Each Company Employee participating in the Seller Benefit Plan which includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code providing benefits to the Company Employees prior to the Closing (“Seller’s 401(k) Plan”) shall become a participant in Purchaser’s 401(k) Plan as of the Closing.  As soon as practicable following the Closing Date, Seller and its affiliates shall cause to be transferred from the Seller’s 401(k) Plan to Purchaser’s 401(k) Plan the assets and Liabilities relating to the account balances of the Company Employees (whether vested or unvested as of the Closing Date), including any promissory notes evidencing any outstanding loans in respect of the Company Employees under the Seller’s 401(k) Plan, in accordance with Applicable Law, including the Code (the “Seller 401(k) Transfer”).  From and after the Seller 401(k) Transfer, Purchaser shall use reasonable best efforts to administer the accounts of the Company Employees in the Purchaser’s 401(k) Plan in accordance with Applicable Law, including the Code. Purchaser shall direct the trustee of the Purchaser’s 401(k) Plan to accept the Seller 401(k) Transfer from the Seller’s 401(k) Plan.  Following the Seller 401(k) Transfer, Purchaser and Purchaser’s 401(k) Plan shall assume Liability to the Company Employees and their beneficiaries for payment of the account balances transferred in connection with the Seller 401(k) Transfer, and Seller and its affiliates and the Seller’s 401(k) Plan shall have no Liability for any costs, expenses or damages that may result from any claim in respect of such account balances transferred in connection with the Seller 401(k) Transfer.

(e)            Certain Welfare Benefits Matters.  Without limiting any other provision of this Section 6.07, with respect to any Purchaser Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits for the Company Employees (the “Purchaser Welfare Plans”), Purchaser shall cause the Purchaser Welfare Plans to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees and their dependents and beneficiaries under the Purchaser Welfare Plans to the extent satisfied or waived under the applicable corresponding Seller Benefit Plan immediately prior to the Closing; (ii) waive for a period of six months, or until the end of the calendar year in which Closing occurs, whichever occurs first, any employee contribution to any medical insurance premium otherwise paid by Purchaser or Purchaser’s employees; and (iii) provide each Company Employee and his or her dependents with credit for any out-of-pocket expenses and deductibles paid prior to the Closing in the calendar year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Welfare Plans in which such Company Employee participates after the Closing. Without limiting the scope of Section 6.07(g), Purchaser shall assume all Liabilities and obligations of Seller and its affiliates to the Company Employees and their dependents in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and similar state and local law.

(f)            Accrued Vacation.  For purposes of determining the number of vacation days to which each Company Employee shall be entitled during the calendar year in which the Closing occurs, Purchaser shall assume and honor all vacation days accrued or earned but not yet taken by such Company Employee as of the Closing.  To the extent that a Company Employee is or becomes entitled to be paid for any such vacation days accrued or earned but not yet taken by such Company Employee from and after the Closing, the Company shall discharge the liability for such vacation days.  Nothing in the preceding paragraph shall modify or amend Purchaser’s vacation or paid time off policies or prohibit Purchaser from providing for a rollover of accrued but unused vacation days in accordance with such policies.

(g)            Transfer and Assumption of Employee and Benefit Plan Liabilities.  Purchaser shall, and shall cause its subsidiaries to, assume any and all employment (including under any applicable Law relating to employment practices or the employment of labor), compensation, employee benefit and employee benefit plan Liabilities (including salary, wage, bonus, incentive, management retention, deferred compensation, retirement and welfare benefit plan Liabilities) with respect to each Company Employee (or any dependent or beneficiary thereof) or any consultant or independent contractor of the Company or any JV Entity, regardless of whether accrued, incurred or otherwise related to periods prior to, on or following the Closing Date, other than (i) any Liabilities with respect to the Company Employees pursuant to the AngloGold Ashanti Limited Bonus Share Plan 2005, as amended, and the AngloGold Ashanti Limited Long Term Incentive Plan 2005, as amended, (ii) Liabilities under the Seller Benefit Plans to the extent payable under contracts of insurance or other funding vehicles used to fund or provide benefits under such Seller Benefit Plans, (iii) Liabilities under the Seller Benefit Plans resulting from a material breach of Applicable Law, a material breach of any plan document, insurance contract, or plan administrative contract, or a material failure to pay insurance premiums when due, (iv) Liabilities for self-funded medical, dental, vision and flexible spending account claims incurred prior to the Closing Date, and (v) Liabilities for which Purchaser would otherwise be entitled to indemnification pursuant to Article IX hereof (such assumed Liabilities, the “Assumed Employee Liabilities”).  Except as provided in Section 6.07(d), Seller and its affiliates shall not transfer, or cause to be transferred, to Purchaser any employee benefit plan assets, insurance policies or other funding vehicles that are attributable to the Assumed Employee Liabilities or otherwise.  Purchaser shall assume and be solely responsible for, and shall indemnify and hold harmless Seller and its affiliates and each of their respective directors, officers, and employees from, (i) all Assumed Employee Liabilities that may result in respect of any claims made by any Company Employees for any Assumed Employee Liabilities, and (ii) any claims or Liabilities arising out of, relating to or in connection with any failure by Purchaser or any of its affiliates to comply with any of its obligations set forth in this Section 6.07 from and after the Closing.  Seller shall retain all liabilities with respect to the Company Employees pursuant to the AngloGold Ashanti Limited Bonus Share Plan 2005, as amended, and the AngloGold Ashanti Limited Long Term Incentive Plan 2005, as amended (which for avoidance of doubt shall require Seller to pay to the applicable Company Employees all amounts accrued for periods prior to the Closing Date (including for the period between January 1, 2015 and the Closing Date), in accordance with the rules of such plan, regardless of whether such amounts are earned and vested under such plans as of the Closing Date).

(h)            Communications.  Any communications proposed to be delivered by Purchaser to any Company Employee before the Closing regarding the matters contained in or the transactions contemplated by this Agreement or otherwise respecting any changes or potential changes in employee benefit plans, practices or procedures that may or will occur in connection with the Transactions shall be subject to the prior approval of Seller.

(i)            No Third-Party Beneficiaries.  Notwithstanding any other provision herein to the contrary, no provision of this Agreement shall (a) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (b) limit the ability of Purchaser or any of its affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them or (c) create any third-party beneficiary rights or obligations  in any person (including for the avoidance of doubt any Company Employee) other than the parties hereto or any right to employment or continued employment or to a particular term or condition of employment with Purchaser or any of its affiliates.

SECTION 6.08.  Tax Matters.  (a)  Straddle Period.  With respect to each JV Entity, in the case of any Straddle Period, (i) the amount of any Income Tax and other Taxes not described in subsection (ii) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) in the case of other Taxes imposed on a periodic basis with respect to such JV Entity or its assets, or otherwise not feasibly allocated to specific transactions or events, shall be determined based on the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b)            Tax Periods Ending on or before the Closing Date.  After the Closing Date, Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the JV Entities for all periods ending on or prior to the Closing Date, the due date of which (taking into account valid extensions of time to file) is after the Closing Date (such Tax Returns, the “JV Entity Returns”) but only if not filed prior to the Closing Date.  All JV Entity Returns shall be prepared consistent with the past practice of the JV Entities, except as otherwise required by Applicable Law.  Purchaser shall have the right to review and comment on such JV Entity Returns and Seller shall, upon Purchaser’s request, reflect such comments from Purchaser on such JV Entity Returns to the extent such comments are reasonable and consistent with the standard set forth in the previous sentence; provided, however, that for any unitary Tax Returns, including the AGA Consolidated Group’s consolidated Tax Return, only that portion related to the JV Entities shall be provided to the Purchaser. Seller shall cause the applicable JV Entity to timely file all the JV Entity Returns.

(c)            Refunds and Tax Benefits.  Any Tax refunds that are received by a JV Entity or by Purchaser with respect to a JV Entity, and any amounts credited against Tax in lieu of a Tax refund to which any JV Entity or Purchaser becomes entitled, that relate to Pre-Closing Tax Periods but only if attributable to Taxes paid by Seller or the JV Entities prior to the Closing or Taxes indemnified by Seller hereunder, shall be for the account of Seller.  The JV Entities and Purchaser shall pay over to Seller any such refund or the amount of any such credit, minus any costs and expenses from the receipt or payment of such amount, within 15 days after receipt of such Tax refund or reduction in any Tax payments attributable to such Tax credit.

(d)            Cooperation on Tax Matters.

(i)  The Company, Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding (including the provision of powers of attorney) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser and Seller agree (and Purchaser and Seller agree to cause the JV Entities) (A) to retain all books and records with respect to Tax matters pertinent to each JV Entity relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and allow Seller to take possession of such books and records.

(ii)  The Company, Purchaser and Seller further agree, upon request and at the requesting party’s sole cost and expense, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that would be imposed (including with respect to the Transactions).

(e)            Tax-Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving any JV Entity shall be terminated as of the Closing Date and, after the Closing Date, no JV Entity shall be bound thereby or have any liability thereunder.

(f)            Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) applicable to the transfer of the Transferred JV Assets shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Seller, when due.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) otherwise incurred in connection with this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.  Seller shall pay Purchaser its share of such Taxes no later than 10 days prior to the due date for such Taxes.  Purchaser shall pay all such Taxes when due.  Purchaser shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, Seller shall join in the execution of any such Tax Returns and other documentation.  Each party shall use reasonable best efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(g)            Amended Tax Returns.  Except as required by Tax law or a determination of a Governmental Entity that is final, the Company shall not (and shall cause each JV Entity to not) (i) amend any Tax Return filed with respect to any Pre-Closing Tax Period (excluding any Straddle Period) or (ii) make any retroactive election, with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, a Straddle Period), in respect of Taxes, in each case, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.09.  Publicity.  No public release or announcement concerning the Transactions shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Transactions after reasonable prior notice to and consultation with the other.

SECTION 6.10.  Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 6.04), as such other party may reasonably deem necessary or desirable to consummate the Transactions, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

SECTION 6.11.  Records.  Following the Closing, Seller shall deliver or cause to be delivered to the Company all agreements, documents, books, records and files (collectively, “Records”), if any, in the possession of Seller or any AGA Subsidiary relating to the business and operations of the JV Entities or the Mine to the extent not then in the possession of the JV Entities, subject to the following exceptions:

(i)  Purchaser recognizes that certain Records may contain incidental information relating to the JV Entities or may relate primarily to subsidiaries, divisions or businesses of Seller other than the JV Entities, and that Seller may retain such Records;

(ii)  Seller may retain all Records prepared in connection with the sale of the Company Shares, including bids received from other parties and analyses relating to the JV Entities; and

(iii)  Seller may retain any Tax Returns, and Purchaser shall be provided with copies of such Tax Returns if they relate to the JV Entities’ separate Tax Returns or separate Tax liability.

SECTION 6.12.  Insurance.  (a)  Purchaser acknowledges that no insurance policies other than the JV Insurance Policies are part of the assets of any JV Entity.  Subject to Section 6.12(b), Purchaser also acknowledges that none of the JV Entities shall have any rights under the AGA Insurance Policies from and after the Closing Date.

(b)            In the event that the business or operations of any JV Entity or the Mine or any JV Asset suffers or has suffered any damage, destruction or other casualty loss, or otherwise suffers any Liability, that is insured under the AGA Insurance Policies and arises or has arisen after the date hereof and prior to the Closing Date, Seller shall, or shall cause AGA or the appropriate AGA Subsidiary to, surrender to the Company after the Closing Date any insurance proceeds received by Seller, AGA or any AGA Subsidiary under any AGA Insurance Policy with respect to such damage, destruction or casualty loss, less (i) any amount of such insurance proceeds applied by Seller, AGA or any AGA Subsidiary to the physical restoration of such asset, (ii) the amount of all applicable deductibles and co-payment provisions and all payment, reinsurance, self-insurance, “captive” insurance or reimbursement obligations of Seller, AGA or any AGA Subsidiary in respect thereof and (iii) the amount of Seller’s, AGA’s and each AGA Subsidiary’s reasonable out-of-pocket costs and expenses, if any, incurred in connection with the foregoing.  Seller, AGA and the AGA Subsidiaries may, at any time, without liability or obligation to the JV Entities, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any AGA Insurance Policy.  None of Seller, AGA or any AGA Subsidiary shall bear any Liability for the failure (i) to give prompt notice of any insurable event under any AGA Insurance Policy or (ii) of an insurer to pay any claim under any AGA Insurance Policy.

(c)            For purposes of this Agreement, “AGA Insurance Policy” means any insurance policy with a third party insurer under which a JV Entity is a beneficiary, other than the JV Insurance Policies.

SECTION 6.13.  Substitution of AGA Guarantees.  From and after the date hereof, Purchaser and Seller shall each use their reasonable best efforts to arrange for and substitute, on or prior to the Closing, each AGA Guaranty with a letter of credit, indemnity agreement, surety bond or other similar agreement made or delivered by Purchaser or a sufficiently creditworthy affiliate thereof on substantially the same terms as such AGA Guaranty or in such other form or amount as is reasonably acceptable to the Governmental Entity or other person that holds or is benefited by such AGA Guaranty. If Purchaser and Seller are unable or are not permitted under Applicable Law to effectuate such substitution on or prior to Closing, Purchaser and Seller shall continue to use their reasonable best efforts to effectuate such substitution as soon as practicable following the Closing. If after a period of one year from the date of Closing Purchaser has not, for any reason, successfully provided a substitute to each AGA Guaranty acceptable to the Governmental Entity or other person that holds or is benefited by such AGA Guaranty, Purchaser shall, at the sole discretion of AGA (i) place into escrow, for the exclusive benefit of AGA in relation to the AGA Guaranties provided, monies equivalent to the entire value of any AGA Guaranty not yet released, or such other amount as may be required to effectuate the substitution and release of any AGA Guaranty, or (ii) provide to the Governmental Entity or other person that holds or is benefited by an AGA Guaranty, cash in an amount equal to any AGA Guaranty not yet released, or such other amount as may be required to effectuate the substitution and release of any AGA Guaranty.

SECTION 6.14.  Use of Name.  Purchaser acknowledges and agrees that after Closing it shall not use Seller’s, AGA’s or any AGA Subsidiary’s name or any similar name in the conduct of its business, and, within 60 days after the Closing Date, Purchaser shall remove, obliterate, cover or replace Seller’s, AGA’s or any AGA Subsidiary’s name from any JV Assets, including removing any signage with Seller’s name or logo from any JV Assets.

SECTION 6.15.  Post-Closing Cooperation.  (a)  Seller and Purchaser shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the JV Entities from Seller to Purchaser and to minimize any disruption to the JV Entities and the other respective businesses of Seller and Purchaser that might result from the Transactions.  After the Closing, upon reasonable written notice, Seller and Purchaser shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the JV Entities (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

(b)            Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.15.  Neither party shall be required by this Section 6.15 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, those of the JV Entities).

ARTICLE VII

Conditions Precedent

SECTION 7.01.  Conditions to Each Party’s Obligation.  The obligation of Purchaser to purchase and pay for the Purchased Shares and the obligation of Seller to sell the Purchased Shares to Purchaser is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver on or prior to the Closing of the following conditions:

(a)            Governmental Approvals.  The waiting period under the HSR Act, if applicable to the consummation of the Acquisition, shall have expired or been terminated.  All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(b)            No Injunctions or Restraints.  No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.

(c)            SARB Approval.  AGA shall have obtained approval from the South African Reserve Bank for the Acquisition as required in accordance with the Exchange Control Regulations of the Republic of South Africa.

(d)            Section 338(h)(10) Elections.  Each of AGA-USA, Seller, Purchaser and any applicable affiliate shall have executed and delivered the Section 338(h)(10) Elections to Seller.

SECTION 7.02.  Conditions to Obligation of Purchaser.  The obligation of Purchaser to purchase and pay for the Purchased Shares is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)            Restructuring.  The Restructuring shall have been consummated.

(b)            Representations and Warranties.  The representations and warranties of Seller, AGA-USA and, as applicable, AGA made (i) in Article III and in Sections 4.01(a), 4.02(a), 4.11, 4.14(a), 4.18 and 4.19 shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date),  and (ii) in this Agreement (other than those referred to in clause (i) above) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) except, solely in the case of this clause (ii), for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of clause (ii) of the preceding sentence, all references to “materiality” or “Company Material Adverse Effect” in the body of any representation and warranty shall be ignored. Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c)            Performance of Obligations of Seller.  The AGA Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the AGA Parties by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(d)            FIRPTA Certificate.  Seller shall have delivered to Purchaser at the Closing a certificate, in form and substance reasonably satisfactory to Purchaser, certifying that the Acquisition is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(e)            Colorado Withholding Certificate.  Seller shall have delivered to Purchaser at Closing a Colorado Form DR 1083, in form and substance reasonably satisfactory to Purchaser, certifying that Seller is not subject to withholding pursuant to Colo. Rev. Stat. § 39-22-604.5.

(f)            No Company Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect within the meaning of clause (ii) of the definition thereof.

SECTION 7.03.  Conditions to Obligation of Seller.  The obligation of Seller to sell the Purchased Shares is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of Purchaser made (i) in Sections 5.01, 5.02, 5.03 and 5.04 shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) in this Agreement (other than those referred to in clause (i) above) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, solely in the case of this clause (ii), for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.  For purposes of clause (ii) of the preceding sentence, all references to “materiality” or “Purchaser Material Adverse Effect” in the body of any representation and warranty shall be ignored. Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b)            Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

SECTION 7.04.  Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.04.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.  Termination.  (a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other Transactions abandoned at any time prior to the Closing:

(i)  by mutual written consent of Seller and Purchaser;

(ii)  by Seller if any of the conditions set forth in Section 7.01 or 7.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii)  by Purchaser if any of the conditions set forth in Section 7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(iv)  by Seller or Purchaser, if the Closing shall not have occurred on or prior to the date that is 180 days from the date hereof;

provided, however, that a party may not terminate this Agreement pursuant to clause (ii), (iii) or (iv) if it is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)            In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other and this Agreement shall be terminated, without further action by any party.  If this Agreement is terminated as provided herein:

(i)  Purchaser shall return or destroy, at its election, all documents and other material received from Seller or any JV Entity relating to the Transactions, whether so obtained before or after the execution hereof, to Seller or the Company; and

(ii)  all confidential information received by Purchaser with respect to the business of the JV Entities shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02.  Effect of Termination.  (a)  If this Agreement is terminated as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except as provided in this Section 8.02 and except for the provisions of (i) Section 6.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (ii) Section 6.05 relating to certain expenses, (iii) Section 6.06 relating to finder’s fees and broker’s fees, (iv) Section 8.01 and this Section 8.02 and (v) Section 6.09 relating to publicity.

(b)            Notwithstanding the foregoing, if this Agreement is terminated by reason of failure of the condition set forth in (i) Section 7.02(b) or 7.02(c), Seller shall promptly reimburse Purchaser for all Purchaser’s actual out-of-pocket expenses incurred in connection with this Agreement and the Transactions or (ii) Section 7.03(a) or 7.03(b), Purchaser shall promptly reimburse Seller for all Seller’s actual out-of-pocket expenses incurred in connection with this Agreement and the Transactions.

(c)            If this Agreement is terminated as provided in Section 8.01, no party shall have any liability for any breach of this Agreement prior to such termination, other than as provided in Section 8.02(b) and other than any liability arising out of any willful, knowing and material breach of this Agreement by any party.

SECTION 8.03.  Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE IX

 Indemnification

SECTION 9.01.  Tax Indemnification.  (a)  Tax Indemnification by Seller.  Seller, AGA-USA and AGA  shall be jointly and severally liable for, and jointly and severally shall indemnify each Purchaser Indemnitee against and hold it harmless from, and in respect of (i) all Taxes (or the nonpayment thereof) imposed on or with respect to the JV Assets and operations of the Company for the Pre-Closing Tax Period (including any obligation to withhold Taxes), (ii) any and all Taxes of any member of the AGA Consolidated Group, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, and any and all Taxes imposed on any member of the AGA Consolidated Group by reason of the Section 338(h)(10) Election or any Section 336(e) Election, (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any Taxes that are the responsibility of Seller pursuant to Section 6.08(f).

(b)            Tax Indemnification by Purchaser.  Purchaser shall be liable for, and shall indemnify each Seller Indemnitee against and hold it harmless from, and in respect of (i) all Taxes attributable to the Post-Closing Tax Period (or the nonpayment thereof), imposed on or with respect to the JV Assets and the JV Entities, and (ii) any Taxes that are the responsibility of Purchaser or the Company pursuant to Section 6.08(f).

SECTION 9.02.  Other Indemnification by Seller.  (a)  From and after the Closing, Seller, AGA-USA and AGA shall be jointly and severally liable for, and jointly and severally shall indemnify each Purchaser Indemnitee against and hold it harmless from, any loss, liability, claim, damage, penalty, Lien, cost or expense, including interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and expenses of counsel and other experts and the cost to any person making a claim or seeking indemnification under this Agreement with respect to funds expended by such person by reason of the occurrence of any event with respect to which indemnification is sought (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitee (other than any Loss relating to Taxes, for which the exclusive indemnification provisions are set forth in Section 9.01) to the extent arising from:

(i)  any representation or warranty of Seller, AGA-USA and AGA contained in this Agreement not being true and correct when made or at the Closing;

(ii)  any representation or warranty of Seller, AGA-USA and AGA contained in Section 4.16 not being true and correct when made or at the Closing;

(iii)  any breach of Section 6.01(a) (other than Section 6.01(a)(xi));

(iv)  any breach of Section 6.01(a)(xi) or 6.01(d);

(v)  any breach of any covenant of Seller, AGA-USA or AGA contained in this Agreement other than Section 6.01(a) and 6.01(d);

(vi)  any Excluded Liabilities; and

(vii)  any fees, expenses or other payments incurred or owed by Seller, AGA-USA or AGA to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the Transactions.

(b)            Seller, AGA-USA and AGA shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability, under this Section 9.02:

(i)  under clause (i) or (iii) of Section 9.02(a), unless the aggregate of all Losses for which Seller, AGA-USA and AGA would, but for this clause (i) or Section 9.02(b)(ii), be liable under clause (i), (ii) or (iii) of Section 9.02(a) exceeds on a cumulative basis an amount equal to $10,000,000 (the “General Deductible Amount”), following which Seller, AGA-USA and AGA shall only be liable for any such Losses exceeding the General Deductible Amount; provided, however, that this clause (i) shall not apply to any claim for indemnification with respect to the representations and warranties in Section 3.01, 3.02, 3.03, 3.04, 4.01, 4.02 or 4.11 (each such representation and warranty, a “Seller Fundamental Representation”);

(ii)  under clause (ii) of Section 9.02(a), unless the aggregate of all Losses for which Seller, AGA-USA and AGA would, but for this clause (ii), be liable under such clause (ii) exceeds on a cumulative basis an amount equal to $5,000,000 (the “Environmental Deductible Amount”), following which Seller, AGA-USA and AGA shall only be liable for any such Losses exceeding the Environmental Deductible Amount;

(iii)  under clause (i) or (ii) of Section 9.02(a), in excess of $80,000,000; provided, however, that this clause (iii) shall not apply to any claim for indemnification with respect to any Seller Fundamental Representations or to the representations and warranties in Section 4.19;

(iv)  under clause (i) of Section 9.02(a), in excess of $200,000,000; provided, however, that this clause (iv) shall only apply to any claim for indemnification with respect to the representations and warranties in Section 4.19;

(v)  under clause (ii) of Section 9.02(a) for any Losses that are recoverable under clause (i) of Section 9.02(a) or that would be recoverable but for Section 9.02(b)(i);

(vi)  for any breach of Section 6.01(b), 6.02 or 6.04; and

(vii)  for any Designated Matters Claim.

(c)            In determining whether any representation or warranty of Seller, AGA-USA or AGA in this Agreement is inaccurate, and the amount of Losses resulting from such inaccuracy, all qualifications of materiality, Seller Material Adverse Effect and Company Material Adverse Effect in such representation and warranty shall be disregarded. This Section 9.02(c) shall not apply to any breach of Section 3.03, 4.03(a), 4.05(a), 4.06(a), 4.07(a), 4.09(a), 4.13(a), 4.14(a) or 4.16(g).

(d)            Except as otherwise specifically provided in this Agreement, Purchaser acknowledges that, in the absence of fraud, its sole and exclusive monetary remedy with respect to any and all claims relating to this Agreement if the Closing occurs, the Acquisition and the other Transactions, any JV Entity and its assets and liabilities shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have as of the Closing against Seller, AGA-USA or AGA arising under or based upon this Agreement, any other Transaction Documents, any document or certificate delivered in connection herewith, any Applicable Law (including any relating to environmental matters) or otherwise (except pursuant to the indemnification provisions set forth in this Article IX and for rights, claims and causes of action arising out of fraud of Seller, AGA-USA or AGA). This Section 9.02(d) does not apply to claims after the Closing for any breach after the Closing of the Transition Services Agreement or the Net Smelter Returns Royalty or to any claim that is to be determined by the Accounting Firm under Section 2.04.

SECTION 9.03.  Other Indemnification by Purchaser.  (a)  From and after the Closing, Purchaser shall indemnify each Seller Indemnitee against and hold it harmless from any Loss suffered or incurred by such Seller Indemnitee (other than any Loss relating to Taxes, for which the exclusive indemnification provisions are set forth in Section 9.01) to the extent arising from:

(i)  any representation or warranty of Purchaser contained in this Agreement not being true and correct when made or at the Closing;

(ii)  any breach of any covenant of Purchaser contained in this Agreement, other than Section 6.01(c) or 6.04;

(iii)  any JV Liabilities;

(iv)  obligations arising following the Closing under any AGA Guaranty other than as a result of any action taken or omitted to be taken by AGA or any AGA Subsidiary; and

(v)  any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the Transactions.

(b)            In determining whether any representation or warranty of Purchaser in this Agreement is inaccurate, and the amount of Losses resulting from such inaccuracy, all qualifications of materiality and Purchaser Material Adverse Effect in such representation and warranty shall be disregarded.

(c)            Except as otherwise specifically provided in this Agreement, Seller, AGA-USA and AGA each acknowledges that, in the absence of fraud, its sole and exclusive monetary remedy with respect to any and all claims relating to this Agreement if the Closing occurs, the Acquisition and the other Transactions, any JV Entity and its assets and liabilities shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each of Seller, AGA-USA and AGA hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have as of the Closing against Purchaser arising under or based upon this Agreement, any other Transaction Documents, any document or certificate delivered in connection herewith, any Applicable Law (including any relating to environmental matters) or otherwise (except pursuant to the indemnification provisions set forth in this Article IX and for rights, claims and causes of action arising out of fraud of Purchaser). This Section 9.03(c) does not apply to claims after the Closing for any breach after the Closing of the Transition Services Agreement or the Net Smelter Returns Royalty or to any claim that is to be determined by the Accounting Firm under Section 2.04.

SECTION 9.04.  Calculation of Losses.  (a)  The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Loss.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870‑AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for Federal income Tax purposes.

(b)            The amount of the Loss to Purchaser or the Company arising out of any item included as a liability in calculating the Adjustment Amount shall be calculated net of the amount so included.

(c)            Under no circumstances shall any party be liable to indemnify any person under Section 9.02(a)(i), 9.02(a)(ii), 9.02(a)(iii), 9.02(a)(iv), 9.02(a)(v), 9.03(a)(i), 9.03(a)(ii) or 9.10 for any punitive damages or remote damages unless paid or payable to a third party unaffiliated with any party hereto.  For the avoidance of doubt, Losses for which Purchaser Indemnitees are entitled to indemnification under Section 9.02(a) and 9.10 or Seller Indemnitees are entitled to indemnification under Section 9.03(a) may include consequential damages.

SECTION 9.05.  Termination of Indemnification.  The obligations to indemnify and hold harmless any party (i) pursuant to Section 9.02(a)(i), 9.02(a)(ii) or 9.03(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.07, and no claim may be brought with respect to any representation and warranty following such termination, (ii) pursuant to Section 9.02(a)(iii) or 9.02(a)(iv) shall terminate on December 31, 2016, and no claim may be brought with respect to any such covenant following such termination, and (iii) pursuant to Section 9.01 or the other clauses of Sections 9.02 and 9.03 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 9.06 to the party to be providing the indemnification.

SECTION 9.06.  Procedures.  (a)  Third Party Claims.  In order for a person (the “indemnified party”) to be entitled to any indemnification provided for under Section 9.02 or 9.03 in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)            Assumption.  If a Third Party Claim is made against an indemnified party and the indemnifying party affirms in writing that the indemnifying party is required to indemnify the indemnified party under Section 9.02 or 9.03 in respect of such Third Party Claim, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party; provided, further, that the indemnifying party shall not be entitled to assume the defense of any Third-Party Claim if (i) the indemnified party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the indemnifying party, and, in the reasonable opinion of the indemnified party, counsel for the indemnifying party could not adequately represent the interests of the indemnified party because such interests could be in conflict with those of the indemnifying party, (ii) such Third-Party Claim is reasonably likely to have a material and adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the indemnifying party, (iii) such Third-Party Claim involves injunctive or other non-monetary relief (provided that if such Third-Party Claim includes a request for injunctive or other non-monetary relief, the indemnifying party may assume the defense of such Third-Party Claim so long as the indemnified party has joint control of the defense of the portion of such Third-Party Claim relating to the request for injunctive or other non-monetary relief) or (iv) the indemnifying party shall not have assumed the defense of such Third-Party Claim in a timely fashion (but in any event within 30 days of written notice of such Third-Party Claim).  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof.  If the indemnifying party chooses to defend or prosecute a Third Party Claim, the indemnifying party shall keep the indemnified party reasonably apprised of the status of the Third-Party Claim and shall furnish the indemnified party with copies of all notices and documents (including court papers) received by the indemnifying party relating to the Third Party Claim, and all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying party assumes the defense of a Third Party Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely and unconditionally from all liability in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party.

(c)            Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 9.02 or 9.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party may make such claim directly against any indemnifying party by delivering notice of such claim to the indemnifying party.  If the indemnifying party does not notify the indemnified party within 10 business days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9.02 or 9.03, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9.02 or 9.03 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d)            Procedures Relating to Indemnification of Tax Claims.

(i)  In the event that Seller would be liable for the payment of any Taxes under Section 9.01, Seller, in its reasonable discretion, will have the right to control the portion of any audit involving any such Taxes and/or to contest any assertion that any such Taxes are payable in any proceedings available to any JV Entity, Seller or Purchaser (a “Tax Proceeding”); provided, however,  Seller shall (A) keep Purchaser reasonably informed and consult in good faith with Purchaser with respect to such Tax Proceeding, (B) provide Purchaser copies of all correspondence, notices and other written material received from any Taxing Authority with respect to Purchaser and shall otherwise keep Purchaser apprised of substantive developments with respect to such Tax Proceeding, (C) provide Purchaser with a copy of, and an opportunity to review and comment on, all submissions made to a Taxing Authority in connection with such Tax Proceeding and (D) not settle such Tax Proceeding without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).  Purchaser shall have the right to participate (at its own cost and expense) in any proceeding, or portion thereof, which Seller controls pursuant to the preceding sentence.

(ii)  Seller and Purchaser shall fully cooperate in good faith in connection with any Tax Proceeding.  So long as Seller is conducting the defense in accordance with this Section 9.06(d), any JV Entity and/or Purchaser may retain separate co-counsel at their sole cost and expense and may participate in, but not control, the defense against liability for the payment of any Taxes.

SECTION 9.07.  Survival of Representations.  Each Seller Fundamental Representation and each representation and warranty of Purchaser in this Agreement (other than Sections 5.04, 5.05 and 5.06) shall survive the Closing solely for purposes of this Article IX indefinitely and shall not terminate.  Each other representation and warranty in this Agreement shall survive the Closing solely for purposes of this Article IX and shall terminate on December 31, 2016.

SECTION 9.08.  No Additional Representations.  Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns (other than any consolidated Tax Return of the AGA Consolidated Group), contracts, insurance policies (or summaries thereof) and other properties and JV Assets that it and its representatives have requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of the JV Entities to discuss the business of the JV Entities.  Purchaser acknowledges that (i) none of Seller, AGA-USA, AGA, the JV Entities or any other person has made any representation or warranty, expressed or implied, as to any JV Entity or the accuracy or completeness of any information regarding the JV Entities furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, the other Transaction Documents or the Schedules, (ii) Purchaser has not relied on any representation or warranty or any other statement from Seller, AGA-USA, AGA, the JV Entities or any other person in determining to enter into this Agreement, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, and (iii) none of Seller, AGA-USA, AGA, the JV Entities or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Information Memorandum prepared by BMO Nesbitt Burns Inc. dated February 7, 2015, and any information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the Transactions.

SECTION 9.09.  Releases.  (a)  Effective upon the Closing, each JV Entity hereby releases and forever discharges each Seller Indemnitee from and against all claims, demands, damages, debts, liabilities, obligations, costs, expenses, actions and causes of action of any nature whatsoever, whether known or unknown, whether suspected or unsuspected, whether arising under statute, strict liability, negligence or fraud or otherwise (including those relating to CERCLA or other Environmental Laws), that such JV Entity now has or will have at the Closing Date or shall or may have after the Closing Date to the extent arising prior to the Closing out of the JV, the JV Assets, the Mine or the business or operations of any JV Entity, other than any matter under (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by AGA, any of the other parties hereto or any of their respective subsidiaries), (ii) any Contract listed or described in Schedule 1.05(b), (iii) any Contract to which any third party is a party and (iv) any other Contract that this Agreement or any other Transaction Document expressly contemplates will survive the Closing Date.

(b)            Effective upon the Closing, AGA, AGA-USA, Seller and each other AGA Subsidiary hereby releases and forever discharges each Purchaser Indemnitee from and against all claims, demands, damages, debts, liabilities, obligations, costs, expenses, actions and causes of action of any nature whatsoever, whether known or unknown, whether suspected or unsuspected, whether arising under statute, strict liability, negligence or fraud or otherwise (including those relating to CERCLA or other Environmental Laws), that AGA, AGA-USA, Seller and each other AGA Subsidiary now has or will have at the Closing Date or shall or may have after the Closing Date to the extent arising prior to the Closing out of the Company Shares, the GCGC Interests, the JV Entities or their respective certificates of incorporation or by-laws (or equivalent governing documents) or the JV Agreement, the JV Assets, the Mine or the business or operations of any JV Entity, other than any matter under (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by Purchaser, any of the other parties hereto or any of their respective subsidiaries), (ii) any Contract listed or described in Schedule 1.05(b), (iii) any Contract to which any third party is a party and (iv) any other Contract that this Agreement or any other Transaction Document expressly contemplates will survive the Closing Date.

(c)            It is the intention of the parties that the releases in this Section 9.09 shall be effective as general releases.

SECTION 9.10.  Designated Matters.  (a) General. Subject to the provisions of this Section 9.10, from and after the Closing (i) Seller, AGA-USA and AGA (solely for the purposes of this Section 9.10, the “Seller Indemnitors”) shall be jointly and severally liable for, and jointly and severally shall indemnify each Purchaser Indemnitee against, defend and hold it harmless from all Designated Matters Losses and (ii) Seller shall be entitled to all Designated Matters Recoveries.

(b)            Certain Payments.  The Company shall pay to Seller any cash Designated Matters Recovery within 10 Business Days of receipt by any JV Entity, Purchaser or any of Purchaser’s affiliates  and the fair market value in cash of any noncash Designated Matters Recovery within 20 Business Days of receipt by any JV Entity, Purchaser or any of Purchaser’s affiliates.

(c)            Designated Matters Sharing.

(i)  Notwithstanding Section 9.10(a), the parties have agreed that Seller (including AGA and the AGA Subsidiaries), on the one hand, and the Company (including the other JV Entities and Purchaser), on the other hand, shall share equally the first $7,500,000 of the Net Designated Matters Amount, whether negative or positive.

(ii)  Accordingly if, on the last day of any calendar quarter, and taking into account the cumulative amount of Designated Matters Losses previously borne by Seller (including AGA and the other AGA Subsidiaries), whether directly or by way of indemnity under Section 9.10(a), the cumulative amount of Designated Matters Losses previously borne by the Company (including by any Purchaser Indemnitee) and not reimbursed by Seller, the cumulative amount of Designated

Matters Recovery previously received by Seller (including AGA and the other AGA Subsidiaries), whether directly or by way of payment under Section 9.10(b), the cumulative amount of Designated Matters Recovery previously received by the Company (including the Purchaser Indemnitees) and not paid over to Seller under Section 9.10(b) and all amounts previously paid under this Section 9.10(c), the Net Designated Matters Amount has not been shared in the manner contemplated by Section 9.10(c)(i), Seller or the Company, as applicable, shall promptly pay to the other an amount in cash necessary to implement the sharing contemplated by Section 9.10(c)(i).

(d)            Procedures.

(i)  In order for a Purchaser Indemnitee to be entitled to any indemnification for any claim with respect to Designated Matters Losses (each a “Designated Matters Claim”), Purchaser must notify Seller in writing (and in reasonable detail) of the Designated Matters Claim promptly after receipt by such Purchaser Indemnitee of written notice of the Designated Matters Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Seller Indemnitors shall have been actually and materially prejudiced as a result of such failure.  Thereafter, Purchaser shall deliver to the Seller Indemnitors, promptly following the Purchaser Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Purchaser Indemnitee relating to the Designated Matters Claim.

(ii)  If a Designated Matters Claim is made against a Purchaser Indemnitee and the Purchaser Indemnitee affirms in writing that the Seller Indemnitors are required to indemnify the Purchaser Indemnitee under this Section 9.10 in respect of such Designated Matters Claim, the Seller Indemnitors shall be entitled to participate in the defense thereof and, after consultation with the other Parties to determine the most appropriate Party to defend such Designated Matters Claim, taking into consideration the reasonable business concerns of the Parties, upon the request of Purchaser shall assume the defense thereof with counsel selected by the Seller (not reasonably objected to by Purchaser).  Should the Seller Indemnitors assume the defense of a Designated Matters Claim, the Seller Indemnitors shall not be liable to the Purchaser Indemnitees for any legal expenses subsequently incurred by the Purchaser Indemnitees in connection with the defense thereof.  If the Seller Indemnitors assumes such defense, the Purchaser Indemnitees shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Seller), at its own expense, separate from the counsel employed by the Seller Indemnitors, it being understood that the Seller Indemnitors shall control such defense, and the costs of any such counsel shall not be included in Designated Matters Losses.  If the Seller Indemnitors choose to, or are requested by Purchaser to, defend or prosecute a Designated Matters Claim, the Seller shall keep Purchaser reasonably apprised of the status of the Designated Matters Claim and shall furnish Purchaser with copies of all notices and documents (including court papers) received by the Seller Indemnitors relating to the Designated Matters Claim, and all Purchaser Indemnitees shall cooperate in the defense or prosecution thereof.

(e)            Joint Defense Agreement.  AGA and Purchaser shall cooperate in good faith to determine whether it is in their mutual best interests to enter into joint defense agreements with respect to any of the Designated Matters.

(f)            No Settlement.

(i)  None of the Purchaser Indemnitees shall admit any liability with respect to, or settle, compromise or discharge (i) any Designated Matters Claim or any other claim arising out of a Designated Matters Contract without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) or (ii) any other claim involving a party to a Designated Matters Claim that might adversely prejudice a Designated Matters Claim in the reasonable judgment of Purchaser (whether or not in connection with a Designated Matters Claim) without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)  Prior to the Closing Date, none of the Seller Indemnitors or the JV Entities shall admit any liability with respect to, or settle, compromise or discharge any Designated Matters Claim without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(g)            Access to Books, Records, Properties and Personnel of Purchaser Indemnitees.  Each of the Purchaser Indemnitees shall (i) provide the Seller Indemnitors with reasonable access to its books, records and properties in connection with any Designated Matter, (ii) retain and (upon the Seller Indemnitor’s request) provide to the Seller Indemnitors the books and records that are reasonably relevant to such Designated Matter, and (iii) make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(h)            Cooperation.

(i)  The parties shall use their reasonable best efforts and act in good faith to fully cooperate and coordinate in the prosecution and defense of, and to reach effective resolutions of, all Designated Matters and, to the extent the parties mutually agree that a steering committee is necessary or desirable to facilitate the foregoing in the case of any Designated Matter, shall jointly appoint a steering committee for purposes of advising Seller and Purchaser on such Designated Matter.  The Purchaser Indemnitees shall provide commercially reasonable assistance in the prosecution and defense of all Designated Matters and any counterclaims in respect thereof.  Without limiting the generality of the foregoing, the JV Entities shall, if requested in good faith by Seller, assert Designated Matters against third parties, including by formal proceedings if so requested using counsel selected by Seller (not reasonably objected to by Purchaser); provided that the JV Entities shall not be required to so assert any Designated Matter if Purchaser determines in its reasonable discretion after due consideration that making such assertions would be adverse to its business interests.

(ii)  The Seller Indemnitors shall provide, at the Seller Indemnitor’s cost (which shall not require any payments to any Purchaser Indemnitee or any third party), all reasonable assistance to the Purchaser Indemnitees in the Purchaser Indemnitees’ defense of any Proceeding with respect to causes of action arising out of the construction of heap leach facilities on the Company Properties, to the extent arising out of actions and occurrences prior to June 8, 2015. The Seller Indemnitors shall not assume any liabilities under this Section 9.10 in respect of such Proceedings.

(i)            In this Agreement:

“Designated Matters” means all legal causes of action and Proceedings arising out of the construction of the High Grade Mill, including those arising out of the Designated Matters Contracts, or any contractor or subcontractor under the Designated Matters Contracts, in each case, to the extent arising out of actions and occurrences prior to June 8, 2015, without regard for whether any JV Entity is a claimant or defendant in the relevant matter.

“Designated Matters Contracts” means (i) the Services Agreement between the Company, the JV and Northern Electric, Inc., 1272 W. 124th Avenue, Westminster, Colorado 80234, dated as of November 15, 2013, (ii) the Services Agreement between the Company, the JV and Ames Construction, Inc. 18450 E. 28th Ave., Aurora, CO 80011, dated as of July 16, 2013 and (iii) the Services Agreement between the Company, the JV and FLSmidth Salt Lake City, Inc. dba FLSmidth CEntry, 9020 Sandy Parkway, Sandy, UT 84070, dated as of May 6, 2010.

“Designated Matters Loss” means, without duplication, any Loss incurred by any Purchaser Indemnitee, AGA or any AGA Subsidiary to the extent arising out of any Designated Matter and incurred after the Closing.

“Designated Matters Recovery” means, without duplication, any recovery (whether in cash or otherwise) by any Purchaser Indemnitee, AGA or any AGA Subsidiary to the extent arising out of any Designated Matter and received after the Closing, including any third-party insurance payment and any payment by way of contribution or indemnity from a third party.

“High Grade Mill” means the ore processing operation at CC&V comprising a mill including a Carbon in Pulp circuit, originally commissioned in 2015.

“Net Designated Matters Amount” means (i) the amount of all Designated Matters Losses less (ii) the amount of all Designated Matters Recoveries.

“Party” shall mean each of the Seller Indemnities, the Purchaser Indemnitees, the Company, Purchaser and the JV.

ARTICLE X

General Provisions

SECTION 10.01.  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto; provided, however, that Purchaser may (i) assign or transfer its right to receive the Purchased Shares to a wholly-owned subsidiary of Purchaser and (ii) assign its rights hereunder as collateral for the benefit of the agent and lenders under any credit agreement or indenture, which agent and lenders shall be permitted to exercise any and all such rights, or assign or transfer all such rights to any purchaser, upon foreclosure or other exercise of remedies as to collateral. For the avoidance of doubt, no such assignment or transfer shall in any way relieve Purchaser of any obligations or liabilities hereunder. Any attempted assignment in violation of this Section 10.01 shall be void.

SECTION 10.02.  No Third-Party Beneficiaries.  Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 10.03.  Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement.  The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 10.04.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered as follows:

(i)  if to Purchaser or, following the Closing, the Company,

Newmont Mining Corporation
6363 South Fiddler’s Green Circle, Suite 800
Greenwood Village, CO  80111
Attention:  Stephen P. Gottesfeld
Facsimile:  (303) 837-5810
 Email:  stephen.gottesfeld@newmont.com

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO  80202
Attention:  Bruce D. Stocks
Facsimile:  (303) 893-1379
 Email:  bruce.stocks@dgslaw.com

(ii)  if to Seller,

c/o AngloGold Ashanti Americas Inc.
 6300 South Syracuse Way, Suite 500
Centennial, CO 80111
Attention:  Wayne Chancellor
Facsimile:  (303) 889-0707
 Email:  wchancellor@anglogoldashanti.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY  10019
Attention:  Richard Hall
Facsimile:  (212) 474-3700
 Email:  rhall@cravath.com

(iii)  if to AGA-USA,

c/o AngloGold Ashanti Americas Inc.
 6300 South Syracuse Way, Suite 500
Centennial, CO 80111
Attention:  Wayne Chancellor
Facsimile:  (303) 889-0707
 Email:  wchancellor@anglogoldashanti.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY  10019
Attention:  Richard Hall
Facsimile:  (212) 474-3700
 Email:  rhall@cravath.com

(iv)  if to the Company or GCGC prior to the Closing,

c/o AngloGold Ashanti Americas Inc.
 6300 South Syracuse Way, Suite 500
Centennial, CO 80111
Attention:  Wayne Chancellor
Facsimile:  (303) 889-0707
 Email:  wchancellor@anglogoldashanti.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY  10019
Attention:  Richard Hall
Facsimile:  (212) 474-3700
 Email:  rhall@cravath.com

or to such other address as any party shall have furnished to the other parties by notice given in accordance with this Section.  A notice or communication delivered in accordance with this Section shall be effective and deemed to have been duly given to a party upon receipt of such notice or communication by such party.

SECTION 10.05.  Interpretation; Exhibits and Schedules; Certain Definitions.  (a)  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall be deemed set forth in each other provision, subprovision, section or subsection in the Schedules to which the relevance of such matter to such other provision, subprovision, section or subsection is reasonably apparent.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)            For purposes of this Agreement:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.  For purposes of this definition, AGA and the AGA Subsidiaries shall be deemed not to control any JV Entity, and each JV Entity shall be deemed an affiliate of each other JV Entity.

“AGA Consolidated Group” means the consolidated group for Tax purposes of which AGA-USA is the parent.

“AGA Parties” mean Seller, the Company, GCGC, AGA-USA and AGA.

“AGA Subsidiary” means a subsidiary of AGA.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contracts” means all Contracts listed in Schedule 4.07, all Post-Signing Contracts and all JV Contracts.

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, with all other changes, effects, events, occurrences, circumstances or states of fact, (i) would prevent or materially impair or delay the ability of the JV Entities to consummate the Transactions or (ii) is or would reasonably be expected to be materially adverse to the business, results of operations, condition (financial or otherwise) of the JV Entities, taken as a whole, the JV Assets, taken as a whole, or the Mine, other than any change, effect, event, occurrence, circumstance or state of facts to the extent relating to (a) the industries in which the JV Entities operate generally, including changes in prices of gold, silver or other commodities, in each case, whether in the United States or elsewhere in the world, (b) general economic effects or conditions affecting the United States or anywhere else in the world, (c) foreign exchange, equity or debt market conditions in the United States or elsewhere in the world (including in each of clauses (a), (b) and (c) above, any change, effect, event, occurrence, circumstance or state of facts to the extent relating to an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (d) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (e) changes following the date hereof in Applicable Law or applicable accounting principles (including IFRS), (f)  relating to or arising from the announcement of AGA’s consideration of alternatives with respect to the Company and the JV or the execution of this Agreement or the Transactions or the identity of Purchaser or its affiliates, including the loss of any customers, suppliers or employees, (g) compliance with the express terms and conditions of this Agreement by any JV Entity or consented to in writing by Purchaser or (h) the failure to meet any projections or forecasts (it being understood that that the facts or causes underlying or contributing to such failure may be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition); provided, however, that any changes, effects, events, occurrences, circumstances or states of fact set forth in clauses (a), (b) and (c) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such changes, effects, events, occurrences, circumstances or states of fact have a disproportionate adverse effect on the JV Entities, taken as a whole, the JV Assets, taken as a whole, or the Mine when compared to other participants in the industries in which the JV Entities operate.

“Company Subsidiary” means LeClair, Matoa and the JV.

“Contracts” means contracts, leases, licenses, indentures, agreements, commitments or other legally binding arrangements.

“Environmental Law” means any Applicable Law relating to pollution, protection or conservation of the environment, whether indoors or outdoors, including those relating to emissions, discharges, releases or threatened releases of Regulated Substances into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or, with respect to exposure to Regulated Substances, public health and safety.

“Governmental Approval” means any consent, approval, license, Permit, order or authorization to be obtained from, or registration, declaration or filing to be made with, any Governmental Entity.

“Governmental Entity” means any government, court, administrative or regulatory agency (including any stock exchange), commission, branch, authority or instrumentality or other legislative, executive or judicial governmental authority, whether Federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards.

“including” means including, without limitation.

“Income Tax” means any Federal, state, local, or non-U.S. income Tax measured by or imposed on net income.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Intellectual Property Rights” means all intellectual property rights, including Registered Intellectual Property, trademarks, trade names, brand names, service marks, domain names, logos, slogans, trade styles, trade dress and other indicia or origin, copyrights, copyrightable works, trade secrets, know-how, processes, methods, designs, plans, specifications, data, inventions and discoveries (whether or not patentable and reduced to practice), improvements, confidential or proprietary information, customer data, and all rights with respect to any of the foregoing.

“JV Entity” means the Company, GCGC, LeClair, Matoa and the JV.

“LeClair” means LeClair Consolidated Mines Company.

“Lien” means any mortgage, lien, security interest, charge, pledge, easement, lease, sublease, covenant, right of way, option, claim, restriction or encumbrance of any kind, together with any commitment or agreement to grant any of the foregoing rights or interests.

“Matoa” means The Matoa Gold Mining Company.

“Mine” means the mining and processing operation forming the principal activity of the Joint Venture located in the Cripple Creek Mining District, Teller County, Colorado, and the relating exploration and development operations.

“Permitted Liens” means (i) in all cases (A) any mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and (B) any Liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith and for which adequate reserves are maintained on the Unaudited Quarterly Financial Statements, (ii) and also, in the cases of assets other than real property, interests in real property or mining claims, (A) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (B) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the JV Entities as presently conducted and (iii) and also, in the case of real property, interests in real property and mining claims, (A) any easements, covenants, conditions, charges, restrictions, mineral rights reservations, rights-of-way and other similar encumbrances of record whether recorded in the real property records of the county in which such property is located or in the office of any other Governmental Entity of the State of Colorado, (B)  any orders or rulings of any Governmental Entity of the State of Colorado with jurisdiction over the Company Owned Property or the conduct of the business thereon and (C) (1) any zoning, building and other similar restrictions and (2) any Liens that have been placed by any owner or other third party on property over which a JV Entity or RMGI, as applicable, has easement rights and subordination or similar agreements relating thereto which, in the case of the items set forth in clauses (A) and (C) above, individually or in the aggregate, would not reasonably be expected materially to impair the continued use and operation of the Company Owned Property to which they relate in the conduct of the business of the JV Entities.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and that portion of any Straddle Period ending on the Closing Date.

 “Purchaser Indemnitee” means Purchaser, its affiliates (including the JV Entities) and each of their respective officers, directors, employees, managers, members, stockholders, agents and representatives.

“Registered Intellectual Property” means all patents and patent applications, registered trademarks and trademark applications, and service marks and registered copyrights and copyright applications.

“Regulated Substances” means any pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes in each case that are regulated under any Environmental Law, including:  (i) any petroleum or petroleum compound (refined or crude), flammable substance, explosive or radioactive material; (ii) asbestos or any asbestos-containing material of any kind or character; (iii) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (iv) any materials or substances designated as “hazardous substances” pursuant to the Clean Water Act, 33 U.S.C. § 1251 et seq.; (v) “economic poison”, as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et  seq.; (vi) “chemical substance”, “new chemical substance” or “hazardous chemical substance or mixture” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. and including, to the extent regulated thereunder, elemental mercury; (vii) “hazardous substances” pursuant to CERCLA.; and (viii) “hazardous waste” pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Restructuring” means, collectively, the JV Transfers, the Intercompany Settlement, the GCGC Transfer and the entering into, execution and delivery of the Net Smelter Returns Royalty pursuant to Section 1.01(d).

“R&W Insurance Policy” means one or more transaction representations and warranties insurance policies to be issued in connection with this Agreement in the name of Purchaser with coverage for Losses resulting from breaches of certain representations and warranties of Seller, AGA-USA and AGA in this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitee” means AGA, Seller, AGA-USA, the other AGA Subsidiaries, AGA’s other affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives.

“Straddle Period” means a period that includes the Closing Date but does not end on the Closing Date.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.  For purposes of the foregoing, the Company, GCGC, the JV and any Company Subsidiary shall be deemed not to be subsidiaries of Seller or AGA.

“Tax Returns” means all returns, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” means all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

“Taxing Authority” means any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Transaction Documents” means this Agreement, the JV Transfer Documents, the Transition Services Agreement, and any other agreements and instruments executed and delivered in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Acquisition and the Restructuring.

SECTION 10.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or by attachment to email in portable document format (PDF)), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.07.  Entire Agreement.  This Agreement, the other Transaction Documents and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Documents or the Confidentiality Agreement.

SECTION 10.08.  Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 10.09.  Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any other Transaction Documents or any Transaction.  Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.09.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any other Transaction Documents or the Transactions in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  This Section 10.09 shall not apply to any dispute under Section 2.04 that is required to be decided by the Accounting Firm.

SECTION 10.10.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 10.11.  Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any other Transaction Document or any Transaction.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12.  AGA.  AGA is a party to this Agreement solely for the purposes of Article III, Section 6.03(b), Section 6.04(d), Article IX and Article X.  AGA shall not have any responsibility for any other provision of this Agreement or for compliance with any other provision of this Agreement by any other AGA Party.

SECTION 10.13.  Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any material provision of this Agreement were not performed in accordance with its specific terms or were otherwise materially breached and that monetary damages, even if available, would not be an adequate remedy therefor and that the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement.  It is accordingly agreed that, each party shall be entitled to an injunction or injunctions to prevent a material breach or breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages.  The parties further agree not to assert that a remedy of specific enforcement by a party is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent material breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  If, prior to the expiration of the period set forth in Section 8.01(a)(iv), any party brings any Proceeding to enforce specifically the performance of the material terms and provisions hereof by any other party, the period set forth in Section 8.01(a)(iv) shall automatically be extended (i) for the period during which such Proceeding is pending plus 10 business days or (ii) by such other time period established by the court presiding over such Proceeding, as the case may be.

IN WITNESS WHEREOF, Seller, AGA-USA, the Company, GCGC and Purchaser and AGA have duly executed this Agreement as of the date first written above.

ANGLOGOLD ASHANTI NORTH AMERICA INC.,

By:	/s/ Benjamin W. Guenther
Name: Benjamin W. Guenther
Title: President

ANGLOGOLD ASHANTI USA INCORPORATED,

By:	/s/ Ronald W. Largent
Name: Ronald W. Largent
Title: President

ANGLOGOLD ASHANTI (COLORADO) CORP.,

By:	/s/ Benjamin W. Guenther
Name: Benjamin W. Guenther
Title: President

GCGC LLC,

By:	/s/ Benjamin W. Guenther
Name: Benjamin W. Guenther
Title: President

NEWMONT MINING CORPORATION,

By:	/s/ Randy Engel
Name: Randy Engel
Title: Executive Vice President, Strategic Development

ANGLOGOLD ASHANTI LIMITED,

By:	/s/ Srinivasan Venkatakrishnan
Name: Srinivasan Venkatakrishnan
Title: Chief Executive Officer

Exhibit A

TRANSITION SERVICES AGREEMENT

Between

ANGLOGOLD ASHANTI NORTH AMERICA INC.

and

ANGLOGOLD ASHANTI (COLORADO) CORP.

Dated as of [●], 2015

TABLE OF CONTENTS

Page

ARTICLE I

 Certain Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Other Definitional Provisions	2

ARTICLE II

 Services to be Provided

ARTICLE III

 Term

SECTION 3.01.	Service Term	6
SECTION 3.02.	Partial Termination; Termination	6

ARTICLE IV

 Payment; Billing; Taxes

SECTION 4.01.	Fees	7
SECTION 4.02.	Billing	7
SECTION 4.03.	Payment	8
SECTION 4.04.	Taxes	8

ARTICLE V

 Obligation to Correct; Limitation of Liability; Indemnification

SECTION 5.01.	Obligation to Correct	8
SECTION 5.02.	Limitation on Liability	9
SECTION 5.03.	Indemnification	9

ARTICLE VI

 Force Majeure

SECTION 6.01.	Force Majeure	9

ARTICLE VII

 Miscellaneous

SCHEDULES

SCHEDULE I	Transition Services

    TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of [●], 2015, between AngloGold Ashanti North America Inc., a Colorado corporation (“Seller”), and AngloGold Ashanti (Colorado) Corp., a Delaware corporation (the “Company”).

WHEREAS pursuant to the Stock Purchase Agreement (the “Purchase Agreement”), dated as of June 8, 2015, among Seller, AngloGold Ashanti USA Incorporated, a Delaware corporation, GCGC LLC, a Colorado limited liability company, solely as contemplated by Section 10.12 of the Purchase Agreement, AngloGold Ashanti Limited, a South African public company, the Company and Newmont Mining Corporation, a Delaware corporation, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, 100% of the Company following the Restructuring; and

WHEREAS the Company desires to purchase from Seller, and Seller is willing to provide to the Company, the transition services set forth in Schedule I hereto.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

Certain Definitions

SECTION 1.01.  Defined Terms.  For purposes of this Agreement:

“Additional Out-of-Pocket Expenses” has the meaning set forth in Section 4.01.

“Agreement” has the meaning set forth in the preamble.

“Business” means the business of the JV Entities as it was operated in the ordinary course prior to the Closing Date.

“Company” has the meaning set forth in the preamble.

“Fees” has the meaning set forth in Section 4.01.

“Force Majeure” has the meaning set forth in Section 6.01(e).

“Independent Expert” has the meaning set forth in Section 4.02(b).

“Interest Rate” means an interest rate equal to 4% over the published prime lending rate from time to time in effect at JPMorgan Chase in New York, New York, U.S.A.

“Invoice” has the meaning set forth in Section 4.02(a).

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“JV Entities” means the Company and its subsidiaries.

“JV Integration” has the meaning set forth in Section 2.01(b).

“Losses” has the meaning set forth in Section 5.03(a).

“Objection” has the meaning set forth in Section 4.02(b).

“Payment Date” has the meaning set forth in Section 4.02(a).

“Purchase Agreement” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the recital.

“Securities Regulations” has the meaning set forth in Section 2.09.

“Seller” has the meaning set forth in the preamble.

“Seller Entities” means Seller, AGA-USA and AGA.

“Services” has the meaning set forth in Section 2.01.

“Systems” has the meaning set forth in Section 2.09.

“Term” has the meaning set forth in Section 3.01.

SECTION 1.02.  Other Definitional Provisions.  The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any capitalized terms used and not defined in this Agreement shall have the meaning as defined in the Purchase Agreement.  When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

Services to be Provided

SECTION 2.01.  Provision of Services.  (a)  During the Term, Seller shall provide, or shall cause other Seller Entities to provide, to the JV Entities the services set forth on Schedule I (the “Services”).

(b)  The Services shall be provided in accordance with Applicable Law and in a manner and quality, at a level of service (including with respect to timeliness) and with a degree of care, skill and attention that are, in each case, reasonably consistent with that provided by the applicable Seller Entities to the JV Entities immediately preceding the date of the Purchase Agreement, and the JV Entities shall use the Services for substantially the same purposes and in substantially the same manner as the JV Entities used the Services prior to the date of the Purchase Agreement.  The Seller Entities shall be required to provide the Services only in connection with the conduct of the Business and the integration of the Business into the businesses, systems and operations of the Company’s affiliates (the “JV Integration”).  The Seller Entities shall be required to provide the Services only to the JV Entities or, at the request of a JV Entity, to an independent third party contractor or consultant to a JV Entity in connection with the conduct of the Business or the JV Integration.  No JV Entity may resell any of the Services to any person whatsoever or permit the use of the Services by any person other than the JV Entities in connection with the conduct of the Business or the JV Integration, except a JV Entity may make the Services available to an independent third party contractor or consultant to such JV Entity in connection with the conduct of the Business or the JV Integration.

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(c)  The Company acknowledges that each Seller Entity may be providing similar services as, or services that involve the same resources as those used to provide, the Services, to its internal organizations and affiliates.  Seller may modify the Services in connection with changes to its internal organization in the ordinary course of business so long as such modification is generally applicable to all affiliates of Seller for whom Seller provides services comparable to the Services.

(d)  The Company further acknowledges that, in connection with providing the Services, no Seller Entity will be required to use its own funds for any third party provided service or payment obligation of the JV Entities, their respective affiliates or the Business.  In addition, no Seller Entity shall be obligated to pay any amounts to the JV Entities, the Business or any of their respective employees in respect of payroll, benefits or similar obligations, unless such Seller Entity has received such amounts in advance from such JV Entity.

SECTION 2.02.  Warranty Disclaimer.  EXCEPT AS SET FORTH IN SECTION 2.01, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SERVICES, INCLUDING ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES.

SECTION 2.03.  Access; Books and Records.  The Company shall make available, and shall cause each other JV Entity to make available, on a timely basis to the applicable Seller Entity all information and materials reasonably requested by such Seller Entity to enable it to provide the Services hereunder.  The Company shall give, and shall cause each other JV Entity to give, each Seller Entity and its representatives reasonable access during regular business hours and at such other times as are reasonably required, to the Company’s and such JV Entity’s premises or the premises of the Business for the purpose of providing the Services hereunder.

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SECTION 2.04.  Documentation.  For so long as Services are provided hereunder and for one year thereafter, Seller shall keep reasonable supporting documentation of all charges and expenses incurred in providing such Services.  During such period, Seller shall make such documentation available to the Company, and such other documentation as may be reasonably requested and available, upon reasonable notice, during normal business hours.

SECTION 2.05.  Additional Services.  If within 90 days after the date hereof the Company identifies additional services that the JV Entities require in order to conduct the Business or effectuate the Integration, the Company may request that Seller provide, or cause other Seller Entities to provide, such additional services hereunder.  Seller shall consider any such request in good faith and, so long as such services may be provided to the JV Entities without violation of Applicable Law or the policies and procedures of the Seller Entities in place on the date of the Purchase Agreement, Seller shall negotiate in good faith with the Company regarding the scope and description of the additional services to be provided, the costs to be charged by Seller to the Company for providing such additional services, the duration of the provision of such services and any other applicable terms.  For the purposes of this Agreement, the term “Services” shall include any such additional services agreed upon in writing by Seller and the Company in accordance with this Section 2.05.

SECTION 2.06.  Company Intellectual Property Rights; Ownership of Derivative Works and Data; Provision of Software Related Services.  (a)   Seller acknowledges that the JV Entities are the sole and exclusive owner of the Company Intellectual Property Rights.  Seller shall not, during the Term or thereafter, make any use of any Company Intellectual Property Rights for any reason other than to provide the Services hereunder.

(b)  Seller, for itself and each of the other Seller Entities, acknowledges and agrees that to the extent any Seller Entity (i) creates any derivative works of the Company Intellectual Property Rights in connection with the provision of Services hereunder, ownership of the new original elements of any such derivative work shall reside with the JV Entities and is hereby assigned by the Seller Entities to the JV Entities; or (ii) obtains, collects, creates, generates, or processes any Company Intellectual Property Rights in connection with the provision of Services hereunder, ownership of such Company Intellectual Property Rights shall reside with the JV Entities and is hereby assigned by the Seller Entities to the JV Entities.

(c)  To the extent that, in connection with providing Services hereunder, Seller or any other Seller Entity completes any modifications, bug fixes, updates, upgrades or other changes to software that constitutes Company Intellectual Property Rights, Seller shall not, and shall cause the other Seller Entities not to, incorporate or use any (i) third party owned components in such software or (ii) “open source” or similar software code such that the JV Entities would be obligated to license or provide their own source code to any person in such software, in each case, without the prior written consent of the Company.

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SECTION 2.07.  Confidentiality.  Seller shall, and shall cause the other Seller Entities and its and their officers, directors, managers and employees, and shall use its reasonable best efforts to cause its representatives, agents and contractors to, keep confidential, and not use for its benefit or the benefit of any other person or to the detriment of the JV Entities or their affiliates, any and all confidential or proprietary information in the possession of the Seller Entities that directly relates to the JV Entities, any of their affiliates or their respective businesses or operations; provided that Seller may disclose such information to its directors and officers, and to its employees, affiliates, agents, attorneys, accountants and financial advisors who need to know such information for the operation of the Seller and its affiliates and their respective businesses. The Seller will inform such recipients of the confidential nature of such information, and each such person shall agree to treat such information as confidential in accordance with this Agreement.  The provisions of this Section 2.07 shall not apply to the disclosure by the Seller Entities of any information, documents or materials (i) that are, or become, publicly available, other than by reason of a breach of this Section 2.07, (ii) received from a third party not bound by any confidentiality agreement with the JV Entities, (iii) required to be disclosed by Applicable Law or the applicable rules of the Johannesburg Stock Exchange, the New York Stock Exchange, the Ghana Stock Exchange, the Australian Securities Exchange or any other recognized securities exchange (collectively, the “Exchange Rules”), (iv) independently developed by the Seller or any of its affiliates or (v) are part of the general business information held by the Seller Entities prior to Closing and that is related to affiliates other than the JV Entities; provided that in the case of clause (iii) Seller will promptly notify the Company prior to any disclosure of such confidential or proprietary information and, to the extent practicable, provide the Company a reasonable opportunity to prevent public disclosure of such information.  The proviso in the immediately preceding sentence shall not apply to the disclosure of information required by Applicable Law or any Exchange Rule to be disclosed in AGA’s periodic or current reports filed pursuant to Applicable Law or any Exchange Rule.  In the event a protective order or other remedy to prevent public disclosure is not obtained, Seller may disclose only that portion of the confidential information that is required by Applicable Law or any Exchange Rule to be disclosed.  Upon demand by the Company at any time, Seller agrees promptly to return or destroy, at the Company’s option, all confidential or proprietary information, other than any such confidential or proprietary information that is required to be included or is reasonably likely to be required to be included in any of AGA’s periodic or current reports filed pursuant to Applicable Law or any Exchange Rule.  If such confidential or proprietary information is destroyed, an authorized officer of Seller shall certify to such destruction in writing.

SECTION 2.08.  Systems Security.  If a party shall receive access to any of the other party’s computer facilities, system(s), voice or data networks or software (“Systems”) in connection with performance or receipt of the Services, such receiving party shall, and shall cause its affiliates and its and their officers, directors, managers, employees, representatives, agents and contractors to, comply with all reasonable system security policies, procedures and requirements that may be provided by the providing party to receiving party in writing from time to time (the “Security Regulations”) and shall not tamper with, compromise or circumvent any security or audit measures employed by the providing party.  Any employees of the receiving party or any of its affiliates that are expected to be given access to the providing party’s Systems may be required to execute a separate system access agreement.  The receiving party shall ensure that only such users who are specifically authorized to gain access to the providing party’s Systems will gain such access and shall prevent unauthorized destruction, alteration or loss of information contained therein.  If at any time the providing party determines that any personnel of the receiving party or any of its affiliates has sought to circumvent or has circumvented the providing party’s Security Regulations or that an unauthorized person has accessed or may access the providing party’s Systems or a person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, the providing party shall immediately terminate any such person’s access to the Systems and immediately notify the receiving party.

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SECTION 2.09.  Further Assurances.  Each party hereto shall from time to time execute, or procure the execution of, such documents and instruments as the other party may reasonably require and take such other action as the other party may reasonably request to more fully and effectively effectuate the purposes of this Agreement.

ARTICLE III

Term

SECTION 3.01.  Service Term.  The term of this Agreement shall commence on the Closing Date and shall continue for a period ending on the first anniversary of the Closing Date (the “Term”).  The obligation of Seller to provide or cause to be provided any Service shall cease on the earliest to occur of (i) the last day of the Term and (ii) the date on which such Service is terminated or canceled pursuant to Section 3.02.

SECTION 3.02.  Partial Termination; Termination.  (a)  The Company may terminate any individual Service upon 30 days’ prior written notice to Seller; provided, however, that (i) in connection with the termination of any individual Service, the Company shall also terminate at the same time all other Services in the same Category (as specified in Schedule I) as such individual Service and (ii) subject to Section 3.02(c), the Company’s obligation to pay the Fee for any Category shall terminate only upon termination of all Services within such Category.

(b)  This Agreement may be terminated in its entirety prior to the expiration of the Term, upon written notice as set forth below:

(i)  by Seller, if the Company fails to pay any Fees within 10 days following a Payment Date;

(ii)  by Seller, on the one hand, or the Company, on the other hand, if the other party commits a material breach of any provision of this Agreement and such breach continues for a period of 30 days following a written request to cure such breach;

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(iii)  by Seller, on the one hand, or the Company, on the other hand, if any JV Entity or any Seller Entity, respectively, files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property; or

(iv)  by the Company, upon 30 days’ written notice to Seller.

(c)  After the expiration or earlier termination of this Agreement, the parties hereto shall continue to use the monthly Invoices to reconcile payments required under this Agreement and shall be subject to Section 4.02 with respect to such monthly Invoices.

ARTICLE IV

Payment; Billing; Taxes

SECTION 4.01.  Fees.  For the Services rendered under this Agreement, the Company shall pay to Seller (a) an amount equal to 110% of the fully-burdened costs associated with the performance of the Services set forth in Schedule I, which costs shall be calculated in a manner consistent with the current practice of the Company in allocating costs to its business units as agreed among the parties prior to the date hereof (i.e., fully-burdened labor costs, which include employee benefit expenses and an allocation of overhead, plus direct expenses) (the “Fees”) and (b) any reasonable out-of-pocket expenses incurred by Seller or any of its affiliates in connection with the provision of the Services hereunder, without duplication or expansion of the expenses otherwise included in the Fees (the “Additional Out-of-Pocket Expenses”). Seller shall notify the Company in advance of any Additional Out-of-Pocket Expenses reasonably expected to exceed $50,000.

SECTION 4.02.  Billing.  (a)  No later than the 15th day of each month, Seller shall deliver to the Company an invoice in a form agreed between the Company and Seller (each, an “Invoice”) setting forth all amounts payable by the Company in connection with the Services provided during the immediately preceding month.  Any amounts set forth on an Invoice as owed by the Company to Seller shall be paid within 15 days after the Company’s receipt of such Invoice (the date such a payment is due, as may be adjusted pursuant to Section 4.02(b), a “Payment Date”).

(b)  If the Company disagrees with any amounts set forth on an Invoice, the Company shall send Seller written notice of such disagreement (an “Objection”) within 30 days after the Company’s receipt of such Invoice.  Notwithstanding the delivery of an Objection, the applicable JV Entity shall pay the applicable Seller Entity, or the applicable Seller Entity shall pay the applicable JV Entity, within 15 days after the Company’s receipt of such Invoice, that portion of the amount set forth on the Invoice as to which the Company does not disagree.  The Company and Seller shall attempt in good faith to resolve any dispute set forth in an Objection within 30 days after receipt of such Objection by Seller from the Company.  If the Company and Seller are unable to resolve all such disputes within such 30-day period, the matters remaining in dispute shall be submitted to KPMG LLP (the “Independent Expert”).  The parties shall instruct the Independent Expert to render its written decision as promptly as practicable, but in no event later than 60 days after submission of the matters remaining in dispute.  The dispute resolution by the Independent Expert under this Section 4.02(b) shall constitute an “expert determination” subject to NY CPLR Article 76. The resolution of disputed items by the Independent Expert shall be final and binding.  The fees and expenses of the Independent Expert shall be borne equally by the Company and Seller.  Within 10 days after the Independent Expert renders its decision, any amounts the Independent Expert determines are owed shall be paid by the applicable party to the other.

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SECTION 4.03.  Payment.  (a)  All payments required to be made hereunder by the Company shall be paid by wire transfer in immediately available funds to one or more accounts designated in writing by Seller.  Any payments not made within five days of a Payment Date shall be subject to late charges for each day such payments are overdue, calculated at the Interest Rate per annum, calculated on the basis of the actual number of days elapsed divided by 365, from the Payment Date to the date of payment.

(b)  Any payment to be made by the Company under this Agreement shall be made in full, without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever unless such deduction or withholding is then required by Applicable Law.

SECTION 4.04.  Taxes.  The Company shall, and shall cause each other applicable JV Entity to, timely pay any Taxes assessed on the provision of the Services hereunder.  Without limiting the generality of the immediately preceding sentence, unless otherwise expressly provided, the Fees as set out in Section 4.01 do not include any amount in respect of sales Tax or similar duty applicable from time to time to the sale or supply of such Services, and if any such sales Tax or similar duty is applicable to a sale or supply of such Services, an amount equal to such sales Tax or similar duty shall be added to any such Fee in question (or any increase to such Fee) and the applicable JV Entity shall pay to Seller, in addition to such Fee (and any increase to such Fee) and in the manner described in Section 4.03, the amount equal to such sales Tax or similar duty.

ARTICLE V

Obligation to Correct; Limitation of Liability; Indemnification

SECTION 5.01.  Obligation to Correct.  In the event of any breach of this Agreement by Seller with respect to any error or defect in the provision of any Service, Seller shall, at the Company’s request, correct such error or defect or re-perform such Service, or cause the other Seller Entities to so correct or re-perform, in a timely manner at the expense of Seller.  To be effective, any such request by the Company must (i) specify in reasonable detail the particular error or defect and (ii) be made no more than 30 days from the date such Service was provided.  Except as otherwise set forth in this Article V, the remedy set forth in this Section 5.01 shall be the only remedy or recourse for any breach, failure, error or defect in the Services.

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SECTION 5.02.  Limitation on Liability.  (a)  If Seller refuses or is unable to correct such error or defect or re-perform such service or cause another Seller Entity to correct such error or defect or re-perform such service as required, then, subject to Section 5.03(b), the aggregate liability of the Seller Entities with respect to this Agreement or any act or failure to act in connection herewith (including the performance or breach hereof), or from the sale, delivery, provision, use of, or the failure to sell, deliver, provide or use, any Services, whether in contract, in tort (including negligence and strict liability) or otherwise, shall be limited to the Company’s actual, direct damages (as further limited by Section 5.02(b)).

(b)  Notwithstanding anything to the contrary contained in this Agreement and including with respect to any Losses of the Company described in Section 5.03(b), the liability of Seller and its affiliates that in any way arises out of, relates to or is a consequence of this Agreement or anything done in connection herewith, including the performance or breach hereof or the sale, delivery, provision or use of, or the failure to sell, deliver, provide or use, any of the Services hereunder, whether in contract, in tort (including negligence and strict liability) or otherwise, shall not exceed the total Fees paid to Seller by the Company in respect of all Services rendered hereunder during the Term.

SECTION 5.03.  Indemnification.  (a)  The Company shall indemnify, defend, and hold harmless Seller and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable third-party legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any Seller Entity’s performance of the Services hereunder, except to the extent such Losses are due to any Seller Entity’s gross negligence or willful misconduct in performing the Services hereunder.

(b)  Seller shall indemnify, defend, and hold harmless the Company from and against any and all Losses that arise or result from any Seller Entity’s gross negligence or willful misconduct in performing the Services hereunder.

ARTICLE VI

Force Majeure

SECTION 6.01.  Force Majeure.  (a)  Subject to Section 6.01(c), if any party is unable, in whole or in part, by reason of Force Majeure, to carry out any obligations under this Agreement, the obligation shall be suspended so far as or for as long as it is affected by such Force Majeure.

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(b)  The party affected by the Force Majeure event must: (i) give prompt notice to the other party of the event of Force Majeure, including the nature and details of such event, and to the extent the party giving such notice is aware, the probable extent to which it will be unable to perform or be delayed in performing such obligation and (ii) use all possible diligence to remove such event of Force Majeure or the effect of it as quickly as possible.

(c)  Any obligation to pay money for Services rendered shall not be suspended or excused by an event of Force Majeure.

(d)  The requirement that any event of Force Majeure or its effect be removed with all possible diligence does not require the settlement of strikes, lockouts or other labor disputes on terms, or the meeting of any claims or demands of any Governmental Entity, in a manner contrary to the wishes of the party affected.

(e)  For purposes of this Agreement, “Force Majeure” shall mean an act of God, strike, lockout or other labor dispute, war (whether declared or undeclared), blockade, revolution, riot, insurrection, civil commotion, sabotage, lightning, fire, earthquake, storm, flood, explosion, governmental or governmental agency restraint, expropriation, prohibition, intervention, direction or embargo, unavailability or inability to obtain or delay in availability of necessary equipment or transport, inability or delay in obtaining necessary governmental or governmental agency approvals, consents, permits, licenses, authorities or allocations, and any other cause whether of the kind specifically set out in this definition or otherwise which is not reasonably within the control of the party.

ARTICLE VII

Miscellaneous

SECTION 7.01.  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to the first sentence of this Section 7.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 7.01 shall be void.

SECTION 7.02.  No Third Party Beneficiaries.   Except as provided in Article V, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

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SECTION 7.03.  Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement.  The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 7.04.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered as follows:

if to the Company,

c/o Newmont Mining Corporation
6363 South Fiddler’s Green Circle, Suite 800
Greenwood Village, CO  80111
Attention:  Stephen P. Gottesfeld
Facsimile:  (303) 837-5810
 Email:  stephen.gottesfeld@newmont.com

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO  80202
Attention:  Bruce D. Stocks
Facsimile:  (303) 893-1379
 Email:  bruce.stocks@dgslaw.com

if to Seller,

c/o AngloGold Ashanti Americas Inc.
Attention:  Wayne Chancellor
Facsimile:  (303) 889-0707
 Email:  wchancellor@anglogoldashanti.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY  10019
Attention:  Richard Hall
Facsimile:  (212) 474-3700
 Email:  rhall@cravath.com

or to such other address as any party shall have furnished to the other party by notice given in accordance with this Section.  A notice or communication delivered in accordance with this Section shall be effective and deemed to have been duly given to a party upon receipt of such notice or communication by such party.

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SECTION 7.05.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 7.06.  Entire Agreement.  This Agreement, the other Transaction Documents and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Documents or the Confidentiality Agreement.

SECTION 7.07.  Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 7.08.  Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement.  Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.08.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  This Section 7.08 shall not apply to any dispute under Section 4.02 that is required to be decided by the Independent Expert.

SECTION 7.09.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

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SECTION 7.10.  Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.10.

SECTION 7.11.  Independent Contractor.  At all times during the term of this Agreement, each Seller Entity shall be an independent contractor in providing the Services hereunder with the sole right to supervise, manage, operate, control and direct the performance of the Services and the sole obligation to employ, compensate and manage its employees and business affairs.  Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationship of employee/employer or principal/agent or to otherwise create any liability whatsoever of any party with respect to the indebtedness, liabilities, obligations or actions of the other party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other person, nor shall either party have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of or on behalf of the other party.

SECTION 7.12.  Publicity.  No public release or announcement concerning the Services or the other Transactions shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and the Company may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Services or the other Transactions after reasonable prior notice to and consultation with the other.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Seller:	Company:
ANGLOGOLD ASHANTI NORTH	ANGLOGOLD ASHANTI (COLORADO)
AMERICA INC.,	CORP.,

Name: [●]	Name: [●]
Title: [●]	Title: [●]

Exhibit B

NET SMELTER RETURNS

ROYALTY AGREEMENT

This Royalty Agreement (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into effective as of __________, 2015 (the “Effective Date”), by and between AngloGold Ashanti (Colorado) Corp., a Delaware corporation (“Grantor”), and AngloGold Ashanti North America Inc., a Colorado corporation (“Grantee”).  Grantor and Grantee sometimes are referred to in this Agreement together as the “Parties” and each individually as a “Party.”

In consideration of Ten Dollars (US$10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.            Royalty.

  1.1.            Grant of Royalty.  Grantor shall pay to Grantee a perpetual production royalty (the “Royalty”) equal to two and one-half percent (2.50%) (the “Royalty Percentage”) of Net Smelter Returns from the sale or other disposition of all Royalty Gold from the properties described on attached Schedule A (the “Properties”), determined in accordance with the provisions of this Agreement.  “Royalty Gold” shall mean (i) all gold mined via underground mining methods from the Properties, regardless of ore gold grade, and (ii) all gold that is mined via open pit mining methods from the Properties situated below the Projected Final Pit Shells and is contained in ore with an in-situ gold grade of at least 0.1166 troy ounces per ton of ore, as determined in accordance with sound mining and metallurgical accounting practices consistent with those required in Section 1.6 for commingling.

  1.2.            Net Smelter Returns.

(a)            “Net Smelter Returns” shall be determined for purposes of the Royalty payable in any calendar quarter by multiplying (i) the  gross number of troy ounces of Royalty Gold recovered from production from the Properties in doré or concentrates of the Royalty Gold produced by Grantor’s High Grade Mill, Valley Leach Facilities or any other final processing plants (such doré or concentrates of the Royalty Gold, the “Beneficiated Royalty Gold”) that is delivered to the smelter, refiner, processor, purchaser or other recipient of such production (collectively, the “Payor”) during the preceding calendar quarter, by (ii) the average of the London Bullion Market Association, PM Fix, daily spot gold prices, expressed in United States Dollars, reported for such preceding calendar quarter (the “Applicable Spot Gold Price”), and subtracting from the product of Subsections 1.2(a)(i) and (ii)  the following: (A) charges imposed by the Payor for refining Beneficiated Royalty Gold; provided, however, that charges imposed by the Payor for smelting or refining of raw or crushed ore containing Royalty Gold or similarly processed Royalty Gold shall not be subtracted in determining Net Smelter Returns; (B) penalty substance, assaying, usual and customary Metal Retention Deductions, and sampling charges imposed by the Payor for refining Beneficiated Royalty Gold contained in such production; and (C) charges and costs, if any, for transportation and insurance of Beneficiated Royalty Gold from Grantor’s final mill or other final processing plant to places where such Beneficiated Royalty Gold is smelted, refined and/or sold or otherwise disposed of. If the London Bullion Market Association discontinues the Applicable Spot Gold Price or if some other price reference replaces the Applicable Spot Gold Price as the gold industry standard gold price, the Grantee and the Grantor shall apply such new gold industry standard or, acting reasonably, agree to a new price reference.  The Grantee and the Grantor shall, acting reasonably, mutually determine whether any other price reference has replaced the Applicable Spot Gold Price as the gold industry standard gold price.

(b)            If the refining of bullion from the Beneficiated Royalty Gold is carried out in custom toll facilities owned or controlled, in whole or in part, by Grantor, which facilities were not constructed solely for the purpose of refining Beneficiated Royalty Gold produced from the Properties, then charges, costs and penalties for such refining shall mean the amount Grantor would have incurred if such refining were carried out at facilities not owned or controlled by Grantor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual charges, costs and penalties incurred by Grantor with respect to such refining.  In the event Grantor receives insurance proceeds for loss of production and/or sales of Royalty Gold, Grantor shall pay to Grantee the Royalty Percentage of any such insurance proceeds (with such payments, to the extent they relate to Beneficiated Royalty Gold that is subsequently produced, to be offset against the Royalty that subsequently would become payable on such Royalty Gold pursuant to this Agreement).

  1.3.            Payments of Royalty In Cash or In Kind.  Royalty payments shall be made to Grantee as follows:

(a)            Royalty Payable In Kind.  Grantee may elect to receive its Royalty on Royalty Gold from the Properties “in cash” or “in kind” as refined bullion from Beneficiated Royalty Gold (“Refined Bullion”).  Grantee may make such election only once per year, on a calendar year basis. Grantee shall give written Notice of election to receive the Royalty payable in any calendar year in cash or in kind to Grantor on or before November 1 of the immediately preceding calendar year.  If Grantee fails timely to make such election for any calendar year, the Royalty payable in such calendar year shall be payable in the same manner as it was payable in the immediately preceding calendar year.  As of the Effective Date, Grantee elects to receive the Royalty in cash.

(i)            If Grantee elects to receive the Royalty for any period in kind, Grantee shall open a bullion storage account at each refinery or mint designated by Grantor as a possible recipient of Refined Bullion in which Grantee owns an interest.  Grantee shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and Grantor shall not be required to bear any additional expense with respect to such in-kind payments.

(ii)          The Royalty payable in kind shall be paid by the deposit of Refined Bullion into Grantee’s account.  On or before the twenty-fifth (25th) day following the end of a calendar quarter during which sale or other disposition of Beneficiated Royalty Gold occurs (the “In-Kind Quarterly Payment Date”), Grantor shall deliver written instructions to the Payor, with a copy to Grantee, directing the Payor to deliver Refined Bullion due to Grantee in respect of the Royalty, by crediting to Grantee’s account the number of troy ounces equal to one hundred percent (100%)  of the Refined Bullion due to Grantee in respect of the Royalty  (the “In-Kind Quarterly Payment”), subject to Section 1.4; provided, however, that the words “other disposition” as used in this sentence shall not include processing, milling, beneficiation or refining losses of Royalty Gold.

(iii)        Title to Refined Bullion delivered to Grantee under this Agreement shall pass to Grantee at the time such bullion is credited to Grantee at the mint or refinery.

(iv)        Grantee agrees to indemnify and hold harmless Grantor from any losses incurred as a result of Grantee’s trading and hedging activities.  Grantee assumes all responsibility for any shortages that occur as a result of Grantee’s anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint.

(v)         Grantee acknowledges that when the Royalty is paid in kind, it will not reflect the costs deductible in calculating Net Smelter Returns from Beneficiated Royalty Gold under clause 1.2 (a) of this Agreement.  Within thirty (30) days of the receipt of a statement showing charges incurred by Grantor for transportation, smelting or other deductible costs, Grantee shall remit to Grantor full payment for such charges.  If Grantee does not pay such charges when due, Grantor shall have the right, at its election, provided Grantee does not dispute such charges, to deduct the gold equivalent of such charges from the ounces of Refined Bullion to be credited to Grantee in the following quarter.

(b)           Royalty Payable In Cash.   In the case of the Royalty payable with respect to Royalty Gold from the Properties that Grantee has elected, in any period, to receive in cash, for each calendar quarter, a payment shall be due on or before the date (the “Cash Quarterly Payment Date”) that is the later of (i) five (5) Business Days after the date on which Grantor receives payment from Payor for such Royalty Gold and (ii) the twenty-fifth (25th) day following the end of a calendar quarter in which such Royalty Gold was shipped to the Payor by Grantor, equal to one hundred percent (100%) of the Royalty payable for such calendar quarter (the “Cash Quarterly Payment”), subject to Section 1.4.  Grantor shall make each payment with respect to the Royalty to be paid in cash by delivery of a check payable to Grantee and delivering such check to Grantee at the address listed in this Agreement, or to such other address as Grantee may direct or by direct bank deposit to Grantee’s account as Grantee shall designate. Should default be made in any cash payment when due and such default exists ten (10) Business days following Notice of non-payment given by Grantee to Grantor, all unpaid amounts then due shall bear interest at the rate of five percent (5%) per annum commencing from and after such payment due date until paid.

(c)            Detailed Statement.  All Royalty payments or credits shall be supported by a detailed statement to be provided at the time of payment (the “Detailed Statement”). The Detailed Statement for the Royalty payment with respect to any calendar quarter (including any In-Kind Quarterly Payment, Cash Quarterly Payment or payment by the Grantor pursuant to Section 1.4) shall set out all details related to the calculation of the Royalty for such calendar quarter, including the determination of Royalty Gold, the Beneficiated Royalty Gold, details of all charges, penalties and costs together with any available settlement sheets from the Payor, the Applicable Spot Gold Price, and all Data (as defined in Section 7.1 below) related to the determination of any of these factors relevant to the calculation of the Royalty.

  1.4.            Final Payments and Reconciliation.

(a)            The Parties recognize that periods of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, the delivery of doré or concentrates to the Payor, and the receipt of refined or finished product, and acknowledge that the payment of the Royalty for any calendar quarter will not coincide exactly with the actual amount of refined or finished product delivered by the Payor.  Grantor shall provide to Grantee a final reconciliation of the Royalty payable with respect to all Royalty Gold delivered to the Payor in any calendar quarter (a “Quarterly Reconciliation”) promptly after settlement is reached with the Payor for all lots sold or otherwise disposed of in such calendar quarter and in any event no later than the later of (i) five (5) Business Days after the date on which Grantor receives payment from the Payor for the Royalty Gold produced in the relevant calendar quarter and (ii) twenty-five (25) Business Days after the end of the relevant calendar quarter.   If on the basis of such Quarterly Reconciliation Grantee has been underpaid by the In-Kind Quarterly Payment or the Cash Quarterly Payment made in the relevant calendar quarter, Grantor shall pay to Grantee the difference between (A) the In-Kind Quarterly Payment or the Cash Quarterly Payment, as applicable, and (B) the Royalty payable for such calendar quarter, in cash (and not in kind) concurrently with its delivery to Grantee of such Quarterly Reconciliation.  Conversely, if on the basis of any such Quarterly Reconciliation Grantee has been overpaid by the In-Kind Quarterly Payment or the Cash Quarterly Payment for the relevant calendar quarter, Grantee shall pay the difference to Grantor in cash, within ten (10) Business Days following its receipt of such Quarterly Reconciliation.  Reconciliation payments shall be made in the same manner as are payments in cash made pursuant to Subsection 1.3(b) of this Agreement.

  1.5.            Hedging Transactions.  All profits and losses resulting from Grantor’s sales of Royalty Gold, or Grantor’s engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, “Hedging Transactions”), are specifically excluded from the calculation of the Royalty.  All Hedging Transactions by Grantor and all profits or losses associated therewith, if any, shall be solely for Grantor’s account.  The amount of Royalty to be paid on all Royalty Gold subject to Hedging Transactions by Grantor shall be determined in the manner as provided in Subsection 1.2.

  1.6.            Commingling.  Grantor shall have the right, at any stage of production or processing, to commingle Royalty Gold from the Properties with other minerals mined from the Properties or minerals mined from other properties.  Before any Royalty Gold from the Properties is commingled with minerals from the Properties or other properties, such Royalty Gold shall be measured and sampled in accordance with sound mining and metallurgical practices for mineral composition, moisture, metal, commercial minerals, contaminants, penalty substances and other appropriate content (by grade or otherwise) as necessary for Royalty Gold mined from the Properties or any other properties, applied on a consistent basis. Representative samples of the Royalty Gold and other metals mined from the Properties or any other properties shall be retained by Grantor and assays (including moisture (in the case of concentrate) and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Royalty Gold and the basis of determining the allocation of Royalty Gold from the Properties in the event of the sale by Grantor of mixed or commingled gold from the Properties and/or other properties. Grantor shall retain (i) such analyses for not less than twenty-four (24) months after such analyses are produced, (ii) such samples taken from the Properties that contain Royalty Gold for not less than twenty-four (24) months after such samples taken from the Properties are taken and (iii) such samples taken from the Properties that do not contain Royalty Gold or from other properties as commingled for as long as reasonably practicable up to twenty-four (24) months after such samples are taken but in any case for such period of time as is consistent with the usual practice of CC&V as of June 1, 2015.

2.            Stockpilings and Tailings.  All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively “Materials”) resulting from Grantor’s operations and activities on the Properties shall be the sole property of Grantor, but shall remain subject to the Royalty should the Materials be processed or reprocessed, as the case may be, in the future and result in the production and sale or other disposition of Royalty Gold.  Notwithstanding the foregoing, Grantor shall have the right to dispose of Materials from the Properties on or off of the Properties and to commingle the same (as provided herein) with materials from other properties.  In the event Materials from the Properties are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

3.            Term. The Royalty shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty shall constitute a vested interest in and a covenant running with the land affecting the Properties and all successions thereof whether created privately or through governmental action, and shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns so long as Grantor or any successor or assign of Grantor holds any rights or interests in the Properties.

4.            Real Property Interest and Relinquishment of Properties. The Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, or lease, concession, permit, patent or other tenure comprising the Properties, or to any renewals or extensions thereof. If Grantor or any Affiliate or successor or assign of Grantor surrenders, allows to lapse or otherwise relinquishes or terminates its interest in any of the Properties, and reacquires a direct or indirect interest in the land covered by the former Properties, then from and after the date of such reacquisition such reacquired properties shall be included in the Properties and the Royalty shall apply to such interest so acquired. Grantor shall give written Notice to Grantee within ten (10) days of any acquisition or reacquisition of the Properties.  No assignment of any Property shall invalidate Grantee’s rights under this Agreement against any assignee of such Property.

5.            No Obligation to Mine. Grantor shall have sole discretion to determine the extent of its mining of the Properties and the time or the times for beginning, continuing or resuming mining operations with respect thereto. Grantor (and its respective successors and assigns) shall have no obligation to Grantee or otherwise to mine any of the Properties.

6.            Recording of Agreement. Grantee may register or record this Agreement against title to the Properties.

7.            Reporting, Records and Audits, Site Inspections, New Mineral Resources or Ore Reserves, Confidentiality and Press Releases.

  7.1.            Information and Access to Records, Site Inspections and Audits.  Grantee shall have the right, during normal business hours and upon reasonable Notice to Grantor and at Grantee’s sole risk and expense (other than as provided in Section 7.2), to have access, and of Grantee’s auditors to have access, to CC&V to inspect and audit (subject to Section 7.2) all books, records, technical data, information and materials (the “Data”) pertaining to Grantor’s calculation of any Royalty payments and the preparation of any Detailed Statement referred to in Subsection 1.3 (c), provided that such inspections shall not unreasonably interfere with Grantor’s activities with respect to the Properties. Grantor makes no representations or warranties to Grantee concerning any of the Data, and Grantee agrees that, if it elects to rely on any such Data, it does so at its sole risk.  Grantor must make available to Grantee and Grantee’s auditors such of its personnel as are reasonably required by Grantee or Grantee’s auditors for the purposes of conducting such an inspection or audit.

  7.2.            Independent Auditor.  If Grantee disagrees with the amount of any Royalty payment, then Grantee shall send Grantor written notice of such disagreement (an “Objection”) within 30 days after the receipt of such Royalty payment.  The Parties shall attempt in good faith to resolve the disagreement set forth in an Objection within 30 Business Days after receipt of such Objection by the Grantor.  If the Parties are unable to resolve the disagreement within such 30 Business Day period, the disagreement shall be submitted to KPMG LLP (the “Independent Auditor”).  The Parties shall instruct the Independent Auditor to render its written decision as promptly as practicable, but in no event later than 60 days after submission of the disagreement.  The Parties must cooperate with, and provide information, including all Data, to the Independent Auditor.  The written decision by the Independent Auditor shall be final and binding.  Each Party will make the appropriate payment required in adjustment in accordance with the audit certificate within ten (10) Business Days of receiving the audit certificate. The fees and expenses of the Independent Auditor shall be borne by Grantee, subject to the last sentence of this Section 7.2.  If any audit or inspection establishes (including by a written decision by the Independent Auditor) that the subject Royalty payment is underpaid by more than five percent (5%), Grantor shall reimburse Grantee for its costs incurred in such audit (including its share of the fees and expenses of the Independent Auditor).

  7.3.            New Mineral Resources and Ore Reserves.  If Grantor establishes a mineral resource or ore reserve with respect to any Royalty Gold within any of the Properties, Grantor shall provide to Grantee the amount of such mineral resource or ore reserve, as soon as practicable after Grantor makes a public declaration with respect to the establishment thereof, together with the assumptions used in the determination of such mineral resources and ore reserves including grade tonnage curves, cut-off grades, extraction ratios and dilution factors and processing recoveries.

  7.4.            Confidentiality.  Except for recording this Agreement, Grantee shall not, without the prior written consent of Grantor, disclose to any third party data or information obtained pursuant to this Agreement that is not generally available to the public; provided, however, Grantee may disclose data or information so obtained without the consent of Grantor:  (i) to its directors and officers, and to its employees, affiliates, agents and attorneys who need to know such information for the operation of  Grantee and its affiliates and their respective businesses; (ii) independently developed by Grantee; (iii) received from a third party not bound by any confidentiality agreement with Grantor; (iv) if required for compliance with laws, rules, regulations or orders of a governmental agency or stock exchange; (v) to any third party that has a legitimate business need to know the disclosed information,; or (vi) to a third party to or with which Grantee or its direct or indirect parent company contemplates a transfer, merger, amalgamation or other corporate reorganization (a “Grantee Parent Transaction”), provided that any third party to whom disclosure is made shall first agree in writing (under which Grantor is a third party beneficiary with the right to enforce the obligations of such third party directly) to protect the confidential nature of such information to the same extent Grantee is obligated under this Section 7.4.

  7.5.            Press Releases.  Subject to its rights and obligations regarding confidentiality under Section 7.3, Grantee shall not issue any press release relating to this Agreement without giving Grantor at least ten (10) Business Day’s advance written Notice of the contents of such press release, and Grantee shall make any reasonable changes to such proposed press release as such changes may be timely requested by Grantor; provided, however, that Grantee may (i) include in any press release without Notice any information previously reported by Grantor and (ii) publish or include any information related to the Royalty if required for compliance with laws, rules, regulations or orders of any governmental agency or securities exchange . Neither Party shall, without the consent of the other Party, issue any press release that implies or suggests that the non-issuing Party endorses or joins the issuing Party in statements or representations contained in such press release.

8.            Assignment.

  8.1.            Assignment By Grantor.

(a)            Any assignment or purported assignment by Grantor of its rights under this Agreement shall be of no effect and is void ab initio unless:

(i)            Grantee has given its prior written consent, which shall not be unreasonably withheld or delayed;

(ii)          such assignment is part of a transaction involving the sale or transfer of an interest in the Properties; and

(iii)        the assignee enters into a written agreement by which  it assumes, in favor of Grantee, the obligations of Grantor under this Agreement to the extent of the interest assigned, in form reasonably acceptable to Grantee.

(b)           Subject to an assignment conforming to the requirements of Section 8.1(a), Grantor shall be released from any further obligation under this Agreement to the extent of the assumption of those obligations by the assignee and arising after the date of the assignment.  Until the release of Grantor becomes effective, Grantor shall continue to pay the Royalty as if the assignment had not occurred.  Such release shall be without prejudice to any of the rights of Grantee against Grantor for a breach of this Agreement arising before the date of the assignment or from any rights intended to survive this Agreement.

  8.2.            Assignment By Grantee.  Grantee may at any time assign or transfer its rights, title and interest under this Agreement to any person, without obtaining the consent of Grantor, if such assignment or transfer is evidenced by written agreement delivered to Grantor, such agreement includes the details of the assignee’s address for Notices and;

(a)            such assignment or transfer is to any Affiliate of Grantee;

(b)            such assignment or transfer is part of a Grantee Parent Transaction; or

(c)            such assignment or transfer is made in accordance with Section 8.3.

  8.3.            Grantor’s Right of First Offer.

(a)            If at any time Grantee proposes to effect any sale, transfer, assignment or other disposition (a “Disposition”) of Grantee’s Interest to any third party that is not an Affiliate of Grantee (a “Potential Acquiring Third Party”), Grantee shall deliver to Grantor a written notice (the “First Offer Notice”) specifying the material terms of the proposed transaction, including the name and address of any Potential Acquiring Third Parties and a proposed cash price for the proposed Disposition.  The First Offer Notice shall constitute an offer by Grantee to sell the Grantee’s Interests under this Agreement to Grantor upon the terms set forth in such notice.

(b)            In order to accept such offer, Grantor must deliver to Grantee written notice to such effect (the “Acceptance Notice”) within twenty (20) Business Days of its receipt of the First Offer Notice.

(c)            If Grantor shall fail to timely deliver an Acceptance Notice in accordance with Section 8.3(b), Grantee may proceed with the proposed transaction with any Potential Acquiring Third Party at any time within six (6) months of the period of expiration of the time for the giving of the Acceptance Notice (the “Sale Period”); provided that the terms of such sale, as a whole, are not materially less favorable in the aggregate to Grantee than those set forth in the First Offer Notice; provided, further, that if Grantee fails to sell or otherwise transfer the Grantee’s Interests during the Sale Period, following the expiry of such period Grantee shall deliver to Grantor a new First Offer Notice should it continue to wish, or subsequently decide, to sell or otherwise transfer the Grantee’s Interests.  Grantee may effect a Disposition of Grantee’s Interest for non-cash consideration (“Non-Cash Consideration”) if the value thereof exceeds the stated cash price in the First Offer Notice.

(d)            In the event that Grantor delivers an Acceptance Notice, then, on such business day as Grantor shall set forth in the Acceptance Notice (which shall be not less than thirty (30) days nor more than sixty (60) days after the delivery thereof) Grantor shall purchase Grantee’s interests upon the terms stated in the First Offer Notice.

(e)            Prior to the Disposition of Grantee’s Interest to a Potential Acquiring Third Party for Non-Cash Consideration, Grantee shall submit to Grantor a calculation of the value of any Non-Cash Consideration proposed to be paid to Grantee in connection with such Disposition. Within five (5) Business Days of receiving such calculation, Grantor may give written notice (a “Valuation Notice”) to Grantee that Grantor does not agree that the value of the Non-Cash consideration exceeds the stated cash price in the First Offer Notice, in which case the Parties shall endeavor to agree upon such value.  If the Parties cannot reach agreement within five (5) Business Days of the receipt of the Valuation Notice by the Grantee, the dispute over the value of the Non-Cash Consideration shall be submitted to an Appraiser within ten (10) Business Days of the receipt of the Valuation Notice by the Grantee.  The Appraiser shall determine whether the value of the Non-Cash Consideration exceeds the stated cash price in the First Offer Notice within ten (10) Business Days of receiving such submission, considering all information that the Appraiser deems appropriate.  The determination of the Appraiser shall be in writing and shall be conclusive and binding on the Parties.  All fees and expenses of the Appraiser shall be borne equally by the Parties.

9.            Grantor’s Purchase Option.

(a)            At any time subsequent to the public declaration by Grantor of an ore reserve with respect to any Royalty Gold (the “Public Declaration”) but prior to the third (3rd) anniversary of the  Public Declaration (the “Purchase Option Period”), Grantor may at its option (the “Purchase Option”) purchase all of Grantee’s Interest, free and clear of all liens and encumbrances,  for an amount in cash equal to the Fair Market Value (defined below) of Grantee’s Interest at the time of Grantor’s exercise of the Purchase Option less the aggregate amount of Royalty payments made pursuant to this Agreement after the date of such exercise but prior to the date of Closing (defined below) (the “Purchase Price”).  The Purchase Option shall be exercisable by Grantor’s delivery to Grantee, during the Purchase Option Period, of a written statement of Grantor’s exercise of the Purchase Option, including Grantor’s good faith determination of the Fair Market Value of Grantee’s Interest which will include a life of mine plan which supports such Fair Market Value (the “FMV Statement”). In addition to a calculation which supports the determination of the Fair Market Value, the FMV Statement will include a forecast related to the mining of Royalty Gold and the recovery of Beneficiated Royalty Gold over the anticipated life of mine on an annual basis (including as a minimum ore tonnages, gold grades, dilution factors, extraction ratios and processing recoveries) and will incorporate the most recently published Ore Reserve and Mineral Resource for CC&V as well as relevant historical drilling information.  Grantee acknowledges that all such information constitutes projections based on assumptions that may prove to be inaccurate, that the actual mining of Royalty Gold (if it occurs) may not occur in accordance with such information, and that the such information accordingly is provided without warranty of any kind and Grantor shall have no liability whatsoever to Grantee arising out of or with respect to such information.  If Grantee disputes Grantor’s determination of the Fair Market Value of Grantee’s Interest as stated in the FMV Statement, it shall within thirty (30) Business days following its receipt of the FMV Statement, provide to Grantor a written certification of Grantee’s determination of the Purchase Price (an “FMV Dispute Notice”).  If Grantee fails to timely deliver an FMV Dispute Notice, the Fair Market Value of Grantee’s Interest shall be the amount stated in the FMV Statement.  If Grantee timely delivers a Dispute Notice, Grantor and the Grantee shall endeavor in good faith expeditiously to agree upon the Fair Market Value of Grantee’s Interest.  If Grantor and the Grantee do not agree upon the Purchase Price within thirty (30) days following the date of the FMV Dispute Notice, Grantor and the Grantee shall cause the Fair Market Value of Grantee’s Interest to be determined by an Appraiser.  Grantor and the Grantee each shall submit to the Appraiser their respective final determinations of the Fair Market Value of Grantee’s Interest (each a “Final Valuation”).  The Appraiser shall resolve the disagreement as to Fair Market Value, considering all information that the Appraiser deems appropriate; provided, however, that in rendering its determination the Appraiser shall be limited to electing between the Final Valuation of Fair Market Value tendered to the Appraiser by Grantor and that tendered to the Appraiser by the Grantee.  The determination of the Appraiser shall be in writing and shall be conclusive and binding on Grantor and the Grantee.  All fees and expenses of the Appraiser shall be borne equally by Grantor and the Grantee.

(b)            Closing of the purchase of the Grantee’s Interest (“Closing”) shall occur at a time and location mutually determined by Recipient and the Company, within forty-five (45) days following the date on which the Fair Market Value of Grantee’s Interest is determined in accordance with Section 9(a) or agreed upon by Grantor and Grantee.  At Closing, Grantor shall pay the Purchase Price by wire transfer of immediately available funds, and Grantee shall execute and deliver to Grantor a written instrument of transfer for Grantee’s Interest in form reasonably acceptable to Grantor, warranting title thereto and the absence of liens and encumbrances with respect thereto.

(c)            “Fair Market Value” of Grantee’s Interest means the price that a willing buyer would pay and a willing seller would accept for Grantee’s Interest as of the date of Grantor’s exercise of the Purchase Option, neither party being under any obligation or constraint to consummate such a transaction within a given period of time.

10.            General Provisions.

  10.1.         Amendment.  This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

  10.2.         Waiver of Rights.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

  10.3.         Governing Law.  This Agreement shall be construed and governed by the laws of the state of Colorado, without reference to the choice of law or conflicts of law principles thereof.

  10.4.         Dispute Resolution.  Except as otherwise provided in this Agreement, all disputes arising under or in connection with this Agreement, or the construction or enforcement thereof shall be resolved in by arbitration accordance with this Section.  In the event of any such dispute, a Party may provide a Notice to the other Party summarizing the grounds for the Dispute (“Dispute Notice”). The Parties shall endeavor to resolve any dispute amicably by negotiation between a member of senior management of each Party who has authority to settle the dispute, each of whom is at a higher level of management than the persons with direct responsibility for administration or performance of this Agreement. Any dispute that is not resolved by such negotiation shall be finally determined by arbitration administered by the international division of the American Arbitration Association, the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules (the “Rules”). Any Party may initiate such arbitration following thirty (30) days after the delivery of a Dispute Notice. The place of arbitration shall be Denver, Colorado USA. The arbitration shall be conducted in the English language. Either Party reserves the right to apply to any court of competent jurisdiction for provisional and/or interim relief including pre-arbitral attachments or injunctions and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate; provided, however, that after the arbitral tribunal is constituted the tribunal shall have sole jurisdiction to consider applications for provisional and/or interim relief and any such measures ordered by the arbitration tribunal may be specifically enforced by any court of competent jurisdiction. For disputes involving amounts of US$5,000,000 or less, the Parties shall attempt, by mutual agreement, to agree upon a sole arbitrator within thirty (30) days from the date of the initiating Party’s commencement of the arbitration. If the Parties cannot agree upon a sole arbitrator within such thirty (30) day period, the ICDR shall make the appointment in accordance with the Rules. In the case of disputes involving amounts of more than US$5,000,000, the arbitration shall be conducted by a panel of three arbitrators with one arbitrator being selected by the initiating Party at the time it commences the arbitration, one arbitrator being selected by the responding Party within thirty (30) days of the commencement of the arbitration and the third arbitrator, who shall act as the presiding arbitrator, being selected by mutual agreement of the arbitrator selected by the initiating party and the arbitrator selected by the responding party. If such two arbitrators cannot agree within thirty (30) days of commencement of the arbitration upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the ICDR in accordance with the Rules. Moreover, if a Party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the ICDR in accordance with the Rules. Notwithstanding the foregoing, the arbitrator or arbitrators, as the case may be, shall be lawyers with at least ten years’ experience with international commercial transactions. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any award of the arbitral tribunal shall be final and binding on the Parties. The Parties undertake to comply fully and promptly with any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made.

  10.5.         [Intentionally Omitted].

  10.6.         Currency.  Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States of America.

  10.7.         No Joint Venture, Mining Partnership, Commercial Partnership.  This Agreement shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between or among Grantor and Grantee.

  10.8.         Time.  Time is of the essence of each provision of this Agreement.

  10.9.         Tons.  Unless specified otherwise, all statements of or references to tons in this Agreement are to short tons.

  10.10.      Definitions.  In this Agreement and the Schedule(s) attached to this Agreement the following terms shall have the following meanings:

“Acceptance Notice” has the meaning given in Section 8.3(b).

“Affiliate” of a Party means an entity or person that Controls, is Controlled by, or is under common Control with the Party through direct or indirect ownership of greater than fifty percent (50%) of equity or voting interest.

“Appraiser” means a firm or individual mutually acceptable to Grantor and Grantee, and qualified to resolve matters in dispute under Section 8 or Section 9, as the case may be.

“Applicable Spot Gold Price” has the meaning given in Section 1.2(a).

“Beneficiated Royalty Gold” has the meaning given in Section 1.2(a).

“Business Day” means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in New York, New York, Johannesburg, South Africa or Denver, Colorado.

“Cash Quarterly Payment” has the meaning given in Section 1.3(b).

“Cash Quarterly Payment Date” has the meaning given in Section 1.3(b).

“CC&V” means the Cripple Creek & Victor mining operation as located on the Properties.

“Closing” has the meaning given in Section 9(b).

“Control”, when used as a verb, means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control”, when used as a noun, means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Data” has the meaning given in Section 7.1.

“Detailed Statement” has the meaning given in Section 1.3(c).

“Disposition” has the meaning given in Section 8.3(a).

“Dispute Notice” has the meaning given in Section 10.4.

“Effective Date” has the meaning given in the introductory paragraph of this Agreement.

“Fair Market Value” has the meaning given in Section 9(c).

“Final Valuation” has the meaning given in Section 9(a).

“First Offer Notice” has the meaning given in Section 8.3(a).

“FMV Dispute Notice” has the meaning given in Section 9(a).

“FMV Statement” has the meaning given in Section 9(a).

“Grantee” shall include, to the extent applicable in the circumstances, all of Grantee’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Properties.

“Grantee Parent Transaction” has the meaning given in Section 7.4.

“Grantee’s Interest” means all of Grantee’s rights, title and interest under this Agreement.

“Grantor” shall include, to the extent applicable in the circumstances, all of Grantor’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Properties.

“Hedging Transaction” has the meaning given in Section 1.5.

“High Grade Mill” the ore processing operation at CC&V comprising a mill including a Carbon in Pulp (CIP) circuit, as originally commissioned in early 2015 and as may be expanded or modified from time to time;

“ICDR” has the meaning given in Section 10.4.

“In-Kind Quarterly Payment” has the meaning given in Section 1.3(a)(iii).

“In-Kind Quarterly Payment Date” has the meaning given in Section 1.3(a)(ii).

“Independent Auditor” has the meaning given in Section 7.2.

“Materials” has the meaning given in Section 2.

“Metal Retention Deduction” means the percentage of the contained gold in dóre (or in other product delivered to a refinery) for which a refinery does not pay the customer.  For example, with a Metal Retention Deduction of 0.1%, a refinery would pay the customer for 99.9% of the contained gold in dore rather than for 100% of the contained gold in dore.

“Net Smelter Returns” has the meaning given in Section 1.2(a).

“Notice” has the meaning given in Section 10.11.

“Objection” has the meaning given in Section 7.2.

“Payor” has the meaning given in Section 1.2(a).

“Potential Acquiring Third Party” has the meaning given in Section 8.3(a).

“Properties” has the meaning given in Section 1.1.

“Projected Final Pit Shells” means the final contours of the open pit mines at CC&V that, based on the life-of-mine plan in existence on May 28, 2015, would exist upon completion of all open pit mining, and such final contours are described in, and are illustrated by the map included in, attached Schedule B and are fully defined by coordinates and elevations in the file named”2015_Sales Agreement_LOM_Final Depleted Design 2026.dwg”, a copy of which has been retained by each of Grantor and Grantee.

“Public Declaration” has the meaning given in Section 9(a).

“Purchase Option” has the meaning given in Section 9(a).

“Purchase Option Period” has the meaning given in Section 9(a).

“Purchase Price” has the meaning given in Section 9(a).

“Quarterly Reconciliation” has the meaning given in Section 1.4(b).

“Refined Bullion” has the meaning given in Section 1.3(a).

“Royalty” has the meaning given in Section 1.1.

“Royalty Gold” has the meaning given in Section 1.1.

“Royalty Percentage” has the meaning given in Section 1.1.

“Rules” has the meaning given in Section 10.4.

“Transmission” has the meaning given in Section 10.10.

“Valley Leach Facility” means the heap leach facilities for the recovery of gold, being either in place or being developed at the Effective Date or to be developed at CC&V.

“Valuation Notice” has the meaning given in Section 8.3(e).

  10.11.      Notices.  Any notice, demand or other communication (in this section, a “Notice”) required or permitted to be given or made hereunder shall be in writing and shall be delivered as follows:

If to Grantor:

c/o Newmont Mining Corporation 6363 S. Fiddlers Green Circle, Suite 800 Greenwood Village, CO 80111 Attn: General Counsel Facsimile: (303) 837-5810

with a copy to:

Newmont Mining Corporation 6363 S. Fiddlers Green Circle, Suite 800 Greenwood Village, CO 80111 Attn: Land Department Facsimile: (303) 837-5851

If to Grantee:

Attn:
Facsimile:

with a copy to:

Attn:
Facsimile:

A Notice Delivered in accordance with this Section 10.11 shall be effective and deemed to have been duly given to a Party upon receipt of such Notice by such Party. A Party may change its address for Notice by giving Notice to the other Party in accordance with this section.

  10.12.      Maintenance of the Properties.  At any time and from time to time, Grantor may elect to abandon any part or parts of the Properties that it no longer desires to maintain.

  10.13.      Further Assurances.  The Parties promptly shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

  10.14.      Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

  10.15.      Counterparts.  This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of the Parties be contained on any counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the Effective Date.

GRANTOR:	Grantee:

By:	By:
Name:	Name:
Title:	Title:

Its Authorized Representative	Its Authorized Representative